 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Shore Bancshares, Inc.

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28969 Information Lane
Easton, Maryland 21601

Dear Fellow Shareholder:

It is my pleasure to invite you to join us at the Annual Meeting of Shareholders (our “Annual Meeting”) of Shore Bancshares, Inc. (the “Company”) to be held at The Tidewater Inn, 101 East Dover Street, Easton, Maryland 21601 at 11:00 a.m., local time, on Wednesday, April 26, 2017.

In order to simply and effectively explain the matters to be addressed at our Annual Meeting, we have included a Proxy Statement Summary starting on page 1 that highlights the detailed information included in the Proxy Statement. We have also included a Compensation Discussion and Analysis that begins on page 24 , which discusses how our executives’ pay is linked to our performance and clearly explains our executive compensation philosophy and practices. We, together with our Board of Directors (the “Board”), feel that it is important to provide you with the information you are looking for in a way that is easy to understand.

At this year’s meeting, we will vote on the election of four Class II directors to serve for a three-year term ending at the 2020 annual meeting of shareholders, the ratification of the appointment of Dixon Hughes Goodman, LLP as the Company’s independent registered public accounting firm, the adoption of a non-binding advisory resolution approving the compensation of the Company’s named executive officers, and the frequency of future non-binding advisory votes on the compensation of the Company’s named executive officers. In addition, we will transact any other business that may properly come before the Annual Meeting and at any adjournments or postponements thereof. The Board is not aware of any other business that will be presented for consideration at the Annual Meeting.

We are distributing our proxy materials to shareholders via the internet under the “Notice and Access” rules of the U.S. Securities and Exchange Commission. We believe this expedites shareholders’ receipt of proxy materials, lowers the annual meeting costs and conserves natural resources. As a result, we are mailing to many shareholders a Notice of Internet Availability of Proxy Materials (“Notice”), rather than a paper copy of the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Notice contains instructions on how to access the proxy materials online, vote online and obtain, if desired, a paper copy of our proxy materials.

Your vote is very important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the Annual Meeting even if you cannot attend.

March 16, 2017

Sincerely,

Lloyd L. “Scott” Beatty, Jr.
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Shareholders to be Held on April 26, 2017:

Our Proxy Statement, form of Proxy, the 2016 Annual Report, and our Annual Report on Form 10-K for the year ended December 31, 2016, are available on the Internet at www.proxyvote.com and on our corporate website at www.shorebancshares.com under the “Governance Documents” link.

Information on this website, other than the Proxy Statement, is not a part of the enclosed
Proxy Statement

28969 Information Lane, Easton, Maryland 21601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders (our “Annual Meeting”) of Shore Bancshares, Inc. (the “Company”) will be held at The Tidewater Inn, 101 East Dover Street, Easton, Maryland 21601 at 11:00 a.m., local time, on Wednesday, April 26, 2017, for the following purposes:

1.	To elect four Class II directors to serve for a three-year term ending at the 2020 annual meeting of shareholders.

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	2.	To ratify the appointment of Dixon Hughes Goodman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.	To adopt a non-binding advisory resolution approving the compensation of the Company’s named executive officers.

4.	To recommend, by non-binding advisory vote, the frequency (every one, two, or three years) of the advisory vote on the compensation of the Company’s named executive officers.

The Board of Directors (the “Board”) is not aware of any other business that will be presented for consideration at the Annual Meeting. If any other matters should be properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting for action by shareholders, the persons named in the form of proxy will vote the proxy in accordance with their best judgment on that matter.

The Board recommends that you vote “FOR” each of the director nominees, “FOR” proposals 2 and 3, and for “1 year” for proposal 4.

Only shareholders of record as of the close of business on March 1, 2017 are entitled to receive notice of, to attend and to vote at the Annual Meeting. If you are a beneficial owner as of that date, you will receive communications from your broker, bank or other nominee about the Annual Meeting and how to direct the vote of your shares, and you are welcome to attend the Annual Meeting, all as described in more detail in the Proxy Statement Summary section of the attached Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 26, 2017. The Proxy Statement, form of Proxy, the 2016 Annual Report, and our Annual Report on Form 10-K for the year ended December 31, 2016, are available on the Internet at www.proxyvote.com and on our corporate website at www.shorebancshares.com under the “Governance Documents” link.

By Order of the Board of Directors,

W. David Morse
Secretary and General Counsel
March 16, 2017

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PROXY STATEMENT SUMMARY

This summary highlights information about Shore Bancshares, Inc. (the “Company,” “we,” “our” or “us”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for the Shore Bancshares, Inc. 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting” or the “Meeting”). This summary does not contain all of the information that you should consider in voting your shares, and you should read the entire Proxy Statement carefully before voting.

2017 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	Record Date
11:00 a. m., April 26, 2017	March 1, 2017
Place The Tidewater Inn 101 East Dover Street Easton, Maryland 21601	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date 12,672,675

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Vote Recommendation	Page Reference
Proposal 1 – Election Directors	FOR each nominee	6
Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm	FOR	41
Proposal 3 – Advisory Vote on the Compensation of our Named Executive Officers	FOR	42
Proposal 4 – Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers	1 YEAR	43

2016 BUSINESS PERFORMANCE HIGHLIGHTS

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The Company reported net income of $9.64 million or $0.76 per diluted common share for fiscal year 2016, compared to a net income of $7.11 million or $0.56 per diluted common share for fiscal year 2015.

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Total assets were $1.160 billion at December 31, 2016, a $25.1 million, or 2.2%, increase when compared to the $1.135 billion at December 31, 2015. The increase in total assets was mainly the result of loan growth of $76.4 million or 9.6%.

•	On May 3, 2016, Edward C. Allen was appointed as Senior Vice President and Chief Financial Officer of the Company.

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On July 1, 2016, the Company merged its bank subsidiaries, The Talbot Bank and CNB into one bank, Shore United Bank. The consolidation streamlined efficiencies, reduced costs and facilitated consistent corporate culture and unified branding.

•	The dividend payout ratio for 2016 was 18.4%, compared to 12.5% in 2015, representing an increase of $0.14 per share, or 5.9%

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The Company actively pursued potential mergers and acquisitions during 2016 which resulted in the announcement on January 10, 2017 that the Company would purchase three bank branches located in the greater Baltimore, Maryland metropolitan area. This acquisition will result in approximately $214 million in deposits, $152 million in performing loans and $40 million of cash from Northwest Bank. This acquisition provides Shore United Bank with the opportunity to enhance its footprint in Maryland as well as diversify its loan and deposit concentrations.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to maintaining good corporate governance as a critical component of our success in driving sustained shareholder value. Our Board continually monitors emerging best practices in governance to best serve the interest of our shareholders, including:

•	Active shareholder engagement

•	Transparent public policy engagement

•	Long-standing commitment to sustainability

•	Independent Board

•	Independent Lead Director

•	Independent Board Committees

•	Executive sessions of independent directors held at each regularly scheduled Board meeting

•	Stock ownership guidelines for directors and executive officers

DIRECTOR NOMINEE HIGHLIGHTS

Class II Directors (three-year term ending 2020):

Blenda W. Armistead – see profile on pg. 7

Clyde V. Kelly, III — see profile on pg. 7
David A. Fike — see profile on pg. 7

David W. Moore — see profile on pg. 8

FREQUENTLY ASKED QUESTIONS

1. What is the Notice of Internet Availability of Proxy Materials that I received in the mail and why am I receiving it?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for shareholders who have requested otherwise, we have generally mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement and the 2016 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”), at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If you would like to receive a paper or e-mail copy of our proxy materials either for this 2017 Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you.

Our Board provided the Notice of Internet Availability and is making the proxy materials available to you in connection with our 2017 Annual Meeting, which will take place on April 26, 2017. As a shareholder, you are invited to attend the 2017 Annual Meeting and are entitled to, and requested to, vote on the proposals described in this Proxy Statement.

2. What information is contained in the Proxy Statement?

This Proxy Statement describes the proposals to be voted on at the 2017 Annual Meeting, the voting process, compensation of our directors and executive officers, and certain other required information.

3. How can I access the Company’s proxy materials electronically?

The Proxy Statement, form of proxy and 2016 Annual Report are available at www.proxyvote.com and on our corporate website at www.shorebancshares.com under the “Governance Documents” link.

4. What does it mean if I receive more than one Notice of Internet Availability or set of the proxy materials?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for each account for which you have received a Notice of Internet Availability or set of proxy materials.

5. Who is soliciting my vote pursuant to this Proxy Statement?

Our Board is soliciting your vote at the 2017 Annual Meeting.

6. Who is entitled to vote?

Only shareholders of record at the close of business on March 1, 2017 (the “Record Date”) are entitled to notice of and to vote at the 2017 Annual Meeting.

7. How many shares are eligible to be voted?

As of the Record Date, we had 12,672,675 shares of common stock, par value $.01 per share (“Common Stock”) outstanding. Each outstanding share of our Common Stock will entitle its holder to one vote on each of the director nominees to be elected and one vote on each other matter to be voted on at the 2017 Annual Meeting.

8. What am I voting on?

You are voting on the following matters:

•	election of four Class II directors to serve for a three-year term ending at the 2020 annual meeting of shareholders (Proposal 1);

•	ratification of the appointment of Dixon Hughes Goodman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 2);

•	advisory approval of the compensation of our named executive officers (Proposal 3); and

•	Frequency (every one, two, or three years) of future advisory votes on the compensation of our named executive officers (Proposal 4).

9. How does our Board recommend that I vote?

Our Board recommends that shareholders vote their shares as follows:

•	“FOR” each director nominee;

•	“FOR” the ratification of the appointment of Dixon Hughes Goodman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	“FOR” the approval of the compensation of our named executive officers; and

•	“FOR” the frequency of advisory votes to approve the compensation of our named executive officers to be “ANNUALLY.”

10. How can I cast my vote? Must I attend the Annual Meeting to do so?

If you are a shareholder of record, you may vote at the 2017 Annual Meeting on April 26, 2017,  or you may direct how your shares are voted without attending the 2017 Annual Meeting in one of the other following ways:

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Internet .   You can submit a proxy over the Internet to vote your shares at the 2017 Annual Meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials.

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Telephone .   If you requested and received a printed set of the proxy materials, you can submit a proxy over the telephone to vote your shares at the 2017 Annual Meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received a Notice of Internet Availability only, you can submit a proxy over the telephone to vote your shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability.

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Mail .   If you requested and received a printed set of the proxy materials, you can submit a proxy by mail to vote your shares at the Annual Meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials you received.

Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy card properly voted and returned through available channels without giving specific voting instructions, the proxies will vote the shares as recommended by our Board.

11. How may a shareholder nominate someone at the Annual Meeting to be a director or bring any other business before the Annual Meeting?

The Company’s Amended and Restated By-Laws, as amended (the “Bylaws”) require advance notice to the Company if a shareholder intends to nominate someone for election as a director or to bring other business before the Meeting. Such a notice may be made only by a shareholder of record within the time period established in the Bylaws. See “Shareholder Proposals for the 2018 Annual Meeting” beginning on page 56  .

12. How do I request electronic or printed copies of this and future proxy materials?

You may request and consent to delivery of electronic or printed copies of future proxy statements, annual reports and other shareholder communications by:

•	visiting www.proxyvote.com , or

•	calling 1-800-579-1639 , or

•	sending an email to sendmaterial@proxyvote.com .

When requesting copies of proxy materials and other shareholder communications, you should have available the control number located on the Notice of Internet Availability or proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

13. What happens if my shares are held in street name?

If you have selected a broker, bank, or other intermediary to hold your shares of Common Stock, rather than having the shares directly registered in your name with our transfer agent, you will receive separate instructions directly from your broker, bank, or other intermediary in order to vote your shares. If you, as the beneficial owner of the shares of Common Stock, do not submit voting instructions to the organization that holds your shares, that organization may still be permitted to vote your shares. In general, under The Nasdaq Stock Market Rules (the “Nasdaq Rules”), the organization that holds your shares of Common Stock may generally vote on routine matters. Proposal 2, the approval and appointment of the Company’s independent auditor, Dixon Hughes Goodman, LLP, is a routine matter. However, absent specific instructions from beneficial owners, brokers may not vote for non-routine matters. Proposal 1, the election of directors, Proposal 3, the advisory approval of the compensation of our named executive officers and Proposal 4, advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, are non-routine matters. Therefore, there may be broker non-votes with respect to Proposals 1 and 3. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.

Please note that if your shares are held in street name and you wish to attend and vote your shares at the Annual Meeting, you must first obtain a legal proxy from your broker, bank, or other intermediary that is the holder of record of your shares and bring it with you to the Annual Meeting. Otherwise you will not be permitted to vote in person at the Annual Meeting.

14. What steps can I take if I want to revoke my proxy?

Any shareholder giving a proxy may revoke it at any time by submission of a later dated proxy, subsequent Internet or telephonic proxy, or by written notice delivered to Lloyd L. Beatty, Jr., President and Chief Executive Officer (“CEO”) of the Company, at the Company’s address listed above or at the meeting. Shareholders entitled to vote at the Annual Meeting who attend may revoke any proxy previously granted and vote in person at the Annual Meeting by written ballot. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments or postponements of the Annual Meeting.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the shareholder on the proxy. If no direction is given, the proxy will be voted FOR ALL NOMINEES named in Proposal 1, FOR the ratification of the appointment of Dixon Hughes Goodman, LLP as the Company’s independent registered public accounting firm, as described in Proposal 2, FOR the adoption of the resolution approving the compensation of the named executive officers, as described in Proposal 3, and for the frequency of future advisory votes on the compensation of our named executive officers to be ANNUALLY, as described in Proposal 4.

15. How are the votes tabulated?

Broadridge will tabulate all votes which are received prior to the date of the Annual Meeting. We have appointed Camille Pecorak as Inspector of Election of the Annual Meeting and to receive Broadridge’s tabulation, to tabulate all other votes, and to certify the voting results. We intend to publish the final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

16. Who pays the cost of this solicitation?

We will pay the cost of this solicitation. In addition, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by our officers and employees who will not be additionally compensated therefor.

PROPOSAL 1: ELECTION OF DIRECTORS

Classification of the Company’s Directors

The number of directors constituting our Board is currently set at 13. Mr. W. Moorhead Vermilye, who is currently a member of the Board, will not stand for re-election at the 2017 Annual Meeting. The Company and the Board thank Mr. Vermilye for his extensive service as a member of the Board. Immediately following the Meeting, the Board intends to reduce the size of the Board from thirteen to twelve directors pursuant to the Bylaws. In accordance with the terms of the Company’s Amended and Restated Articles of Incorporation, as supplemented (the “Charter”), our Board is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms as follows:

•	The Class I directors are Christopher F. Spurry, Frank E. Mason, III, Jeffery E. Thompson and John H. Wilson, and their terms will expire at the annual meeting of shareholders to be held in 2019;

•	The Class II directors are Blenda W. Armistead, Clyde V. Kelly, III, David A. Fike, David W. Moore, and W. Moorhead Vermilye, and their terms will expire at the 2017 Annual Meeting; and

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	•	The Class III directors are David J. Bates, Lloyd L. Beatty, Jr., James A. Judge and R. Michael Clemmer, Jr. and their terms will expire at the annual meeting of shareholders to be held in 2018.

Election Procedures; Term of Office

At each annual meeting of shareholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. Any change in the Board resulting from an increase or decrease in the number of directors will be distributed by the Board among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Nominees for Election

Our Board has approved the nomination of Blenda W. Armistead, Clyde V. Kelly, III, David A. Fike, and David W. Moore, for re-election as Class II directors.

Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “Qualifications of 2017 Director Nominees and Continuing Directors.”

QUALIFICATIONS OF 2017 DIRECTOR NOMINEES AND CONTINUING DIRECTORS

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Class II Director Nominees:
Blenda W. Armistead
Age: 65 Director since: 2002 Committees: Nominating & Governance(Chair); Audit; Executive

Ms. Armistead is currently a director of Shore United Bank and had previously been a director of the Talbot Bank since 1992. Ms. Armistead is a self-employed investor. Ms. Armistead served as the County Manager and Finance Officer of Talbot County, Maryland from 1982 to 1999 and has served on the boards of numerous community-based organizations within Talbot County and the Mid-Shore. Ms. Amistead received her MBA from the University of North Carolina in 1974. In nominating Ms. Armistead, the Nominating Committee considered as important factors Ms. Armistead’s 27 years of banking experience, her managerial, governance and financial expertise relating to her career in local government, and her familiarity with and involvement in one of our key market areas.

Clyde V. Kelly, III
Age: 63 Director Since: 2016 Committees: Nominating & Governance

Mr. Kelly is currently a director of Shore United Bank and had previously served as a director of CNB since 2005, including Chairman of the CNB board. Mr. Kelly has been the President and General Manager of Kelly Distributors since 1987, a company that distributes Anheuser-Busch and craft brewery brands in Talbot, Queen Anne’s, Caroline, Dorchester and Kent counties of Maryland. In nominating Mr. Kelly, the Nominating Committee considers as important factors his leadership of a large company, familiarity with an important market area in which we compete, and his 11-year experience on CNB’s board which the Nominating Committee believes offers valuable management and operational knowledge.

David A. Fike
Age: 50 Director Since: 2016 Committees: Audit

Mr. Fike is currently a director of Shore United Bank and had previously served as a director of Talbot Bank since 2012. Mr. Fike is the President of APG Media of Chesapeake, LLC responsible for twenty-three newspapers, nine magazines, nine websites, and five mobile apps covering more than half the counties in Maryland plus parts of Delaware, Virginia and Washington, D.C. Every week nearly 1.5 million people read one of the publications, websites, or mobile apps that he manages. After college, he started his 25-year career with Chesapeake Publishing & Printing in 1992 as an advertising account executive for one of their weekly newspapers.  During his career with the company, he held the positions of Retail Advertising Manager, Advertising Director, Director of Advertising & Marketing, General Manager, Publisher, Regional Vice President, and now his current position. Mr. Fike is the past President of the Maryland Delaware D.C. Press Association and Press Services, past Chairman of the Talbot County Chamber of Commerce and has served previously on the board of directors for Talbot Bank, Talbot Mentors, The United Fund of Talbot County, Cecil County Chamber of Commerce, and the Maryland Delaware D.C. Press Foundation.  He currently serves as the President for Brighter Christmas Fund, a regional nonprofit fund that has given nearly 3 million dollars, since the funds inception, to families in need during the Christmas season. Mr. Fike is a graduate of the University of Maryland College Park and graduated with a degree in Business Management. He is also a graduate of Shore Leadership (2014) and Leadership Maryland (2016). In nominating Mr. Fike, the Nominating and Governance Committee considered Mr. Fike’s experience in communications, business management, and his community involvement in our key market area.

David W. Moore
Age: 52 Director Since: 2014 Committees: Compensation; Risk Management

Mr. Moore is currently a director of Shore United Bank and had previously served as a director of CNB since 2010. Mr. Moore previously served as a director of The Felton Bank from 2001 until it merged with CNB in 2010. Mr. Moore has served as President and CEO of Milford Housing Development Corporation (MHDC) since 2004 and from 2000 to 2003 served as Deputy Director of MHDC. Mr. Moore received a Bachelor of Science degree in Business Management from California Coast University in 1998 and has been a licensed Home Inspector since 1994. He received his Associate’s Degree in Construction Management from Delaware Technical and Community College in 1984. In nominating Mr. Moore, the Nominating and Governance Committee considered Mr. Moore’s 16 years of experience in banking in both Delaware and Maryland as well as his expertise in the housing industry in our key market areas.

CONTINUING DIRECTORS:

Class I Directors

Christopher F. Spurry
Age: 69 Director Since: 2004 Committees: Compensation; Executive

Mr. Spurry has been Chairman of the Board since 2006. Mr. Spurry also serves as the Chairman of the Board of Shore United Bank and had previously served as a director of the Talbot Bank since 1995, and as a director of The Felton Bank from September 2009 until it merged with CNB in 2010. He currently serves on both the Compensation Committee and the Executive Committee. Mr. Spurry is the founder and former owner of Spurry & Associates, Inc., a manufacturer’s representative firm that has represented manufacturing companies in the commercial/institutional foodservice and refrigeration equipment industry in the Mid-Atlantic region for over 32 years. The firm provides sales, marketing, applications engineering, and project management services.  In September of 2015, Mr. Spurry sold Spurry & Associates, Inc. In 1985, Mr. Spurry founded Charter Distributing, Inc., which he sold in 1996 after 11 profitable years.  Over the past 20 years, Mr. Spurry successfully completed seven real estate investment, redevelopment, or subdivision projects as managing member, investor, and owner of Spurry-Morgan, LLC and Spurry-Commercial, LLC. Mr. Spurry’s qualifications to serve on our Board include his executive and business experience, his real estate experience, and his extensive experience on bank boards, which the Nominating Committee believes combine to yield valuable insight in the areas of management, communications, best practices, appreciation of risk, governance, and strategic planning.

Frank E. Mason, III
Age: 54 Director Since: 2011 Committees: Executive (Chair); Audit; Nominating & Governance

Mr. Mason is currently a director of Shore United Bank and is the President and Chief Executive Officer of JASCO Incorporated, a manufacturer and distributor of analytical instrumentation for the scientific research community, a position he has held since 2004. JASCO Incorporated, which is a subsidiary of JASCO Corporation located in Tokyo, Japan, operates throughout North and South America. Prior to becoming President and Chief Executive Officer, Mr. Mason served as JASCO Incorporated’s Chief Operations Officer from 1996 to 2004 and as its Sales Director for North America from 1987 to 1995. Mr. Mason has a Bachelor of Arts degree from the University of Maryland, College Park, and a MBA from Johns Hopkins University. Mr. Mason’s qualifications to serve on our Board include his experience in leading a large corporation, and his financial and operational knowledge.

Jeffrey E. Thompson
Age: 61 Director Since: 2016 Committees: Executive; Compensation

Mr. Thompson is currently a director of Shore United Bank and had previously been a director of CNB since 2005 and had served as legal counsel for the bank since 1986. Mr. Thompson is a managing partner for the law firm of Thompson & Richard, LLP, located in Centreville, Maryland. The law firm has a concentration in all matters pertaining to commercial and residential real estate, estates and trust. The law firm owns and operates a title insurance agency, Chesapeake Title Group. Mr. Thompson’s qualifications to serve on our Board include his experience as legal counsel, his expertise in real estate law, and his extensive service on CNB’s board.

John H. Wilson
Age: 71 Director Since: 2009 Committees: Compensation (Chair); Nominating & Governance

Mr. Wilson is currently a director of Shore United Bank and serves as a director of The Avon-Dixon Agency, LLC, our wholly-owned insurance producer subsidiary (“Avon-Dixon”). Since 2006, Mr. Wilson has served as the President and Chief Executive Officer of Coastal South of Maryland, Inc., a land development and real estate consulting company. Mr. Wilson is also the owner/operator of the Chesapeake Bay Beach Club, a private events facility, and managing member of the Tidewater Inn, LLC, and the Inn at the Chesapeake Bay Beach Club. Mr. Wilson’s qualifications to serve on our Board include his expertise in the insurance industry, his experience in real estate development and operating businesses similar to our typical customers, and his familiarity with and involvement in one of our key market areas.

Class III Directors

David J. Bates
Age: 70 Director Since: 2012 Committees: Risk Management (Chair) Executive; Nominating & Governance

Mr. Bates is currently a director of Shore United Bank and has  served as Chairman & CEO of Xtone, Inc., a small privately held technology company located in Northern Virginia since 2014. He has a Master’s Degree in economics and an MBA in finance and was employed by the World Bank Group headquartered in Washington, DC for 20 years. During that time he served 10 years as a specialist in project loan finance at International Finance Corporation, World Bank Group’s private sector affiliate. Mr. Bates qualifications to serve on the Board include, his experience in banking and finance as well as his experience in corporate governance matters gained through service on a number of private corporate and nonprofit boards.

Lloyd L. Beatty, Jr.
Age: 64 Director Since: 2000 Committees: Executive

Mr. Beatty is currently a director of Shore United Bank and previously served as a director of the Talbot Bank since 1992. On June 1 2013, Mr. Beatty was promoted to our Chief Executive Officer (“CEO”) and has served as our President since 2011. Mr. Beatty previously served as our Chief Operating Officer (“COO”) from 2007 to 2015 and as our Executive Vice President from 2007 to 2011. Prior to that and since October 2004, Mr. Beatty has been employed by us in various executive level operating officer capacities. Prior to joining the Company, Mr. Beatty was the Chief Operating Officer of Darby Overseas Investments, LP, a global private equity firm, and President of Darby Advisors, Inc., a privately held family investment business, from 1998 to 2005. Mr. Beatty was also a practicing certified public accountant for 25 years and a principal in the accounting firm Beatty, Satchell & Company from 1977 to 1998. Mr. Beatty’s qualifications to serve on our Board include his extensive financial knowledge and operational experience, as well as his familiarity with an important market area in which we compete, his experience with the Bank, whose operations comprise a significant portion of our operations, and his experience in advising companies on financial and tax matters, merger and acquisition transactions, and insurance operations.

James A. Judge
Age: 58 Director Since: 2009 Committees: Audit (Chair); Risk Management

Mr. Judge is currently a director of Shore United Bank and previously served as a director of CNB since 2005. Mr. Judge has been a certified public accountant for over 30 years and partner since 1985 with Anthony, Judge & Ware, LLC, an accounting and tax services company located in Chestertown, Maryland. Mr. Judge’s qualifications to serve on our Board include his experience as a certified public accountant, his expertise in the preparation and examination of financial statements, his familiarity with the banking business, and his experience in owning and operating his own business.

R. Michael Clemmer, Jr.
Age: 49 Director Since: 2016 Committees: Audit; Risk Management

Mr. Clemmer is currently a director of Shore United Bank and previously served as a director of Talbot Bank since 2012. Mr. Clemmer is President of Salisbury, Inc., a company that designs and manufactures pewter, sterling silver and other metal giftware, a position he has held since 1991. In 1995, Mr. Clemmer founded Executive Decision, Inc. a corporate recognition company. Since 1992, Mr. Clemmer has been involved in the development, acquisition and renovation of industrial and commercial property. He is founder of Waterside Properties LLC, a property development and management company. Mr. Clemmer is a graduate of the University of Richmond and has been a resident of Talbot County since 1982. Mr. Clemmer’s qualifications to serve on our Board include his leadership capabilities, his experience in real estate development in our key market area, and his civil participation.

EXECUTIVE OFFICERS WHO ARE NOT SERVING AS DIRECTORS

Below is information regarding each of our executive officers who are not directors of the Company, including their title, age and brief biography describing each executive officer’s business experience.

Name	Age	Position
Edward C. Allen	69	Senior Vice President and Chief Financial Officer
Donna J. Stevens	53	Chief Operating Officer
Patrick M. Bilbrough	52	President and Chief Executive Officer of Shore United Bank
Richard C. Trippe	54	President and Chief Executive Officer of Avon Dixon
W. David Morse	55	Secretary and General Counsel

Edward C. Allen was appointed Senior Vice President and Chief Financial Officer of the Company in June 2016.  Mr. Allen previously served as CNB’s President and Chief Executive Officer from September 2014 to June 2016 and as CNB’s Chief Financial Officer since October 2011 when he started with the Company. Mr. Allen is a career banker with 40 years’ experience in community banks. He has been CFO or COO of banks ranging in asset size from $400mm to $2.5 billion. He has a Bachelor of Science degree in accounting and an MBA in finance. Most of his career has been on the finance side of the business, although he was COO of a $500mm bank for 12 years, focusing on IT, Branch Administration, HR, Compliance, and Facilities Management. He has extensive experience in budgeting, investment portfolio management and board presentations. Mr. Allen is currently Vice-Chairman of the Board of Compass Regional Hospice, and serves on the Board of the Mid-Shore Community Foundation. He also is a member of the Board of First Wesleyan Church of Easton.

Donna. J. Stevens was appointed Chief Operating Officer of the Company in July 2015.  She served as the Company’s Chief Operations Officer from July 2013 to July 2015.  She has been employed by the Company in various officer capacities since 1997, including Senior Vice President, Senior Operations and Compliance Officer and Corporate Secretary for CNB, the Company’s wholly-owned commercial bank subsidiary from February 2010 to June 2013.  Her banking career began in 1980 as a Teller and progressed with four financial institutions in functions including retail branch and bank operations.  Management responsibilities have included retail branch banking, loan operations and documentation, credit administration, bank operations, and compliance.   Education includes and Associates Degree in Business Management, Maryland Banking School, ABA Compliance School and Stonier Graduate School of Banking.  Professional affiliations include Maryland Banker’s Association Regulatory Affairs Committee and Mid-Atlantic Regional Compliance group.  Previous affiliations include past Chairman of the Maryland Banker’s Leadership and Development Committee and member of the Government Relations Council.

Patrick M. Bilbrough was appointed President and Chief Executive Officer of Shore United Bank in July 2016. Mr. Bilbrough previously served as Talbot Bank’s President and Chief Executive Officer from December 2012 to June 2016 and as Talbot Bank’s Executive Vice President since May 2011, when he started with the Company. Prior to his employment with Talbot Bank, Mr. Bilbrough served as the Market Executive of PNC Bank, N.A., of Pittsburgh from 2007 to 2011 where he was responsible for the 11-county Delmarva Region. He was concurrently serving as a commercial banking team leader for a 5-county area. In 2004, he was named Executive Vice President of Mercantile Eastern Shore Bank and following six months as its Chief Financial Officer, he then served as Senior Lender and Senior Credit Officer prior to the acquisition of Mercantile by PNC in 2007. From 1995 to 2004, Mr. Bilbrough was with the Peoples Bank of Maryland, of Denton, where he had most recently been President and CEO after beginning as its CFO and Comptroller. Mr. Bilbrough graduated from Salisbury University. He is a Certified Public Accountant, a graduate of the RMA Advanced Commercial Lending School, and the Executive Challenge Course sponsored by GAP International, a leadership program for Fortune 500 executives. He serves on the Boards of Directors of the Benedictine School and Choptank Community Health Services. In addition, Mr. Bilbrough is a director of Choptank Transport, Inc., a nationwide 3 rd party logistics provider.

Richard C. Trippe joined the Avon-Dixon Agency in 2011 as the President and CEO after a long career in the insurance industry. Mr. Trippe brought with him an extensive twenty-five year background having managed every aspect of the insurance business including sales, customer service, underwriting and training. After graduating from St. Mary’s College of Maryland with a Bachelor of Arts in Economics in 1985, Rich joined The Hartford Insurance Group, where he stayed for seventeen years. Upon leaving Hartford, Rich worked for an independent agency in Baltimore County and afterwards ran a branch office for a national insurance wholesaler.

W. David Morse has served as Secretary and General Counsel for the Company since 2008. Mr. Morse also serves as Senior Vice President – Legal Counsel for Shore United Bank and previously served as Legal Counsel for Talbot Bank since 1991, when he started with the Company. He received his Juris Doctorate from the University of Baltimore and was admitted to the Maryland State Bar in 1986. He received his Bachelor of Arts degree from High Point College, NC in 1983.

CORPORATE GOVERNANCE

Director Independence

Pursuant to Rule 5605(b)(1) of the Nasdaq Rules, a majority of the members of the Board must be “independent directors” as that term is defined by Nasdaq Rule 5605(a)(2). In accordance with Nasdaq Rules, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our Board has determined that currently serving directors, Blenda W. Armistead, Christopher F. Spurry, Clyde V. Kelly, III, David A. Fike, David J. Bates, David W. Moore, Frank E. Mason, III, James A. Judge, Jeffery E. Thompson, John H. Wilson and R. Michael Clemmer, Jr. are “independent directors” under the Nasdaq Rules and these independent directors constitute a majority of our Board.

Board Leadership Structure and Executive Sessions

Our Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer. The Board’s philosophy is and has been to fill the position of Chairman with an independent director. The foregoing structure is not mandated by any provision of law or our Charter or Bylaws, but the Board believes that this governance structure provides the best balance between the Board’s independent authority to oversee our business and the Chief Executive Officer’s management of our business on a day-to-day basis.

The duties of the Chairman include: (i) acting as a liaison and channel for communication between the independent directors and the Chief Executive Officer; (ii) providing leadership to ensure the Board works cohesively and independently and during times of crisis; (iii) advising the Chief Executive Officer as to the quality, quantity and timeliness of information from executive management to the independent directors; (iv) being available to consult with the Chief Executive Officer and other directors on corporate governance practices and policies; (v) coordinating the assessment of Board committee structure, organization and charters and evaluating the need for change, as well as committee membership; (vi) together with the Chair of the Nominating and Governance Committee, interviewing all Board candidates and making recommendations concerning such candidates; (vii) coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer; (viii) ensuring appropriate segregation of duties between Board members and management; (ix) suggesting agenda items for Board meetings; and (x) together with the Chair of the Compensation Committee, communicating the Board’s evaluation of the performance of the Chief Executive Officer.

To further strengthen the oversight of the full Board, the Board’s independent directors hold executive sessions at which only non-management directors are present. The executive sessions are scheduled in connection with regularly scheduled Board meetings. Additional executive sessions may be called by any of the independent directors as often as necessary. During fiscal 2016, the independent directors met six times in executive session without the presence of management.

For these reasons, the Board believes that our corporate governance structure is in the best interests of the Company and our shareholders at this time. The Board retains authority to modify this structure as it deems appropriate.

Board and Committee Oversight of Risk

The Board is actively involved in overseeing our risk management through the work of its various committees and through the work of the boards of directors and committees of our subsidiaries, a number of which have Company directors as members. Each committee of the Board is responsible for evaluating certain risks and overseeing the management of such risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees the process by which senior management and the relevant departments assess and manage our exposure to, and management of, financial and operational risks. The Nominating and Governance Committee manages risks by setting criteria for nomination of director candidates, nominating qualified candidates, and establishing and periodically reviewing our governance policies. In addition, the Board implemented a comprehensive Enterprise Risk Management (“ERM”) program during 2014. The entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as its strategic direction. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Business Conduct and Code of Ethics

We have adopted a Code of Ethics, as amended, that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. The Code of Ethics provides fundamental ethical principles to which these individuals are expected to adhere. The Code of Ethics operates as a tool to help directors, officers, and employees understand and adhere to the high ethical standards required for employment by, or association with, the Company.

The Code of Ethics is available on our website at www.shorebancshares.com under the “Governance Documents” link. Shareholders can also obtain a written copy of the Code of Ethics, free of charge, upon request to: W. David Morse, Secretary, Shore Bancshares, Inc., 18 E. Dover Street, Easton, Maryland 21601 or (410) 763-7800. Any future changes or amendments to the Code of Ethics and any waiver that applies to one of our senior financial officers or a member of the Board will be posted to our website.

Shareholder Communications and Annual Meeting Attendance

Shareholders may communicate with our Board by contacting W. David Morse, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or (410) 763-7800. All communications will be forwarded directly to the Chairman of the Board for consideration.

The Board members are not required to attend our annual meetings of shareholders. However, all directors are encouraged to attend every annual meeting of shareholders as we believe that the annual meeting is an opportunity for shareholders to communicate directly with directors. If you would like an opportunity to discuss issues directly with the members of the Board, please consider attending this year’s Annual Meeting. At the 2016 annual meeting of shareholders, all directors (who were serving as such) were in attendance.

The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

The Company and its subsidiaries have adopted policies and procedures to ensure compliance with the foregoing requirements.

COMMITTEES OF THE BOARD OF DIRECTORS
Nominating
				&	Risk
	Executive	Audit	Compensation	Governance	Management
Blenda W. Armistead	X	X		Chair
Christopher F. Spurry	X		X
Clyde V. Kelly, III				X
David A. Fike		X
David J. Bates	X			X	Chair
David W. Moore			X		X
Frank E. Mason, III	Chair	X		X
James A. Judge		Chair			X
Jeffery E. Thompson	X		X
John H. Wilson			Chair	X
Lloyd L. Beatty, Jr.	X
R. Michael Clemmer, Jr.		X			X
W. Moorhead Vermilye					X
Number of Meetings in 2016	2	4	6	2	4

Executive Committee

Our Executive Committee consists of Frank E. Mason, Chair, Blenda W. Armstead, David J. Bates, Lloyd L. Beatty, Jr., Christopher F. Spurry and Jeffery E. Thompson. The Executive Committee has the authority to exercise the powers of our Board in the management of the business and affairs of the Company, subject to any restrictions imposed by law and to subsequent revision or alteration of any such action by the Board. The Executive Committee met two times during fiscal year 2016.

Audit Committee

The current members of the Audit Committee are James A. Judge, Chair, Blenda W. Armistead, Frank E. Mason, III, David A. Fike and R. Michael Clemmer. Our Board has determined that each current member of the Audit Committee is “independent” and financially literate as required in the Audit Committee charter and as required by the rules and regulations promulgated by the SEC and The Nasdaq Stock Market. Our Audit Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link. The Audit Committee met four times during fiscal 2016.

The principal functions of the Audit Committee are to review the financial information to be provided to our shareholders and others, our financial reporting process, our system of internal controls, our independent auditors’ independence, our audit process and the process for monitoring compliance with laws and regulations. Under our Audit Committee charter, the Audit Committee is solely responsible for hiring and firing the independent auditors and approving their fees and engagement terms; resolving any disagreement between the independent auditors and our management; and pre-approving all audit and non-audit services performed by the independent auditors, subject to a de minimis exception.

Our Board has determined that James A. Judge, Chairman of the Audit Committee, qualifies as an audit committee financial expert within the meaning of applicable SEC rules because he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, and experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control and procedures for financial reporting; and (v) an understanding of audit committee functions. Mr. Judge has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biography above.

Compensation Committee

The members of the Compensation Committee, all of whom are independent directors as that term is defined in the Nasdaq Rules, are John H. Wilson, Chair, David W. Moore, Christopher F. Spurry and Jeffery E. Thompson. The Compensation Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link. The Compensation Committee met six times during fiscal 2016.

The Compensation Committee is generally responsible for overseeing and, as appropriate, determining our director and executive officer compensation, recommending executive promotions to the full Board, providing assistance and recommendations with respect to our compensation policies and practices, and assisting with the administration of our compensation plans. The Compensation Committee determines executive compensation pursuant to the principles discussed in the section below entitled “Overview of Compensation Philosophy and Objectives” and determines director compensation by periodically reviewing the compensation practice of peer group institutions.

Pursuant to its charter, the Compensation Committee may retain or obtain the advice of a compensation consultant, legal counsel or other advisers as it deems necessary and appropriate to carry out its duties and, in connection with such retention of consultants, the Compensation Committee will consider the independence factors as required by the applicable rules of The Nasdaq Stock Market and the SEC. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisers retained by them. During fiscal 2016, the Compensation Committee engaged ChaseCompGroup, LLC to perform executive and director compensation market reviews.

Nominating and Governance Committee

The members of the Nominating Committee, all of whom are independent directors as that term is defined in the Nasdaq Rules, are Blenda W. Armistead, Chair , Clyde V. Kelly III, David J. Bates, Frank E. Mason, III and John H. Wilson. The Nominating and Governance Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link. The Nominating and Governance Committee met two times during fiscal 2016.

The Nominating and Governance Committee is responsible for overseeing and, as appropriate, determining or making recommendations to the Board regarding membership and constitution of the Board and its role in overseeing our affairs. The Nominating and Governance Committee manages the process for evaluating the performance of the Board and for nominating candidates (including current Board members) for election by our shareholders after considering the appropriate skills and characteristics required for the Board, the current makeup of the Board, the results of the evaluations and the wishes of the Board members to be re-nominated.

The Nominating and Governance Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates. The Nominating Committee will from time to time review and consider candidates recommended by shareholders. Shareholder recommendations should be submitted in writing to: Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601, Attn: W. David Morse, Secretary; and must specify (i) the recommending shareholder’s contact information, (ii) the class and number of shares of capital stock beneficially owned by the recommending shareholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.

Whether recommended by a shareholder or chosen independently by the Nominating and Governance Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating and Governance Committee does not have a formal policy pursuant to which it considers specific diversity criteria when selecting nominees, such as education, professional experience, skills, race or gender. Rather, the Nominating and Governance Committee’s goal in selecting nominees is to identify persons who have business and other ties to the communities and industries we serve, and who have skills, education and other attributes that will meet the needs of the Board at that time and, generally, that are complimentary to the skills and attributes possessed by existing directors. When searching for and appointing directors to fill a particular committee position, the Nominating and Governance Committee searches for persons who will meet the independence standards required for those committees and who possess skills and attributes that will allow the committee to be effective. The Nominating and Governance Committee also strives to select individuals who it believes will work well with the other directors at the highest level of integrity and effectiveness.

A candidate, whether recommended by a shareholder or otherwise, will not be considered for nomination unless he or she is of good character and is willing to devote adequate time to Board duties. In assessing the qualifications of potential candidates, the Nominating and Governance Committee will also consider the candidate’s experience, judgment, and civic and community relationships, and the diversity of backgrounds and experience among existing directors. Certain Board positions, such as Audit Committee membership, may require other special skills, expertise, or independence from the Company.

It should be noted that a shareholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a shareholder will be approved by the Nominating Committee or nominated by the Board. A shareholder who desires to nominate a candidate for election may do so only in accordance with Article II, Section 4 of our Bylaws which provides that directors may be nominated by shareholders by written request to the Secretary of the Company received not less than 120 days nor more than 180 days prior to the date fixed for the meeting. Additional time constraints are applicable in the cases of a change in shareholder meeting date or a special meeting called for the purpose of electing directors. As provided in the Bylaws, the notice of nomination must specify: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of our capital stock owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of our capital stock owned by the notifying shareholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; (g) a description of all arrangements or understandings between such notifying shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such notifying shareholder; (h) a representation that such notifying shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (i) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.

Risk Management

The members of the ERM Oversight Committee are David J. Bates, Chair, David W. Moore, James A. Judge, R. Michael Clemmer, Jr. and W. Moorhead Vermilye. To direct the ERM function, the ERM Oversight Committee is responsible for establishing and monitoring the volume and mix of our assets and funding sources. The ERM Oversight Committee’s overall objective is to manage our liquidity, capital adequacy, growth, risk, and profitability goals. ERM will be the primary forum for discussion and analysis of our investment plans, lending plans, liability structure, and overall interest rate risk.

Board and Committee Meetings and Attendance

Our Board held eighteen meetings during fiscal 2016. During fiscal 2016, the Board had five separately designated standing committees: the Executive Committee, the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, and ERM Oversight Committee.

In fiscal 2016, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which that person served as a director) and (2) the total number of meetings held by all committees of the Board on which that person served (held during the period served).

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by us to own beneficially more than five (5%) of the outstanding shares of Common Stock; (ii) each of our directors and executive officers named in the Summary Compensation Table (such executive officers are referred to herein as the “Named Executive Officers”); and (iii) all of our directors and executive officers as a group; and includes all shares of Common Stock that may be acquired within 60 days of the Record Date. The address of each of the persons named below is the address of the Company except as otherwise indicated.

	Number of		Percent of
	Shares		Class
	Beneficially		Beneficially
Name	Owned		Owned
Directors, Nominees and Named Executive Officers
Edward C. Allen	5,035		*
Blenda W. Armistead	14,427	(1)	*
David J. Bates	5,224		*
Lloyd L. Beatty, Jr.	97,444	(2)	*
Patrick M. Bilbrough	41,135	(3)	*
Michael R. Clemmer, Jr.	2,932	(4)	*
David A. Fike	1,751		*
James A. Judge	8,924	(5)	*
Clyde V. Kelly	2,475		*
Frank E. Mason, III	16,496		*
David W. Moore	3,671	(6)	*
Christopher F. Spurry	22,014	(7)	*
Donna J. Stevens	2,464		*
Jeffery E. Thompson	7,479	(8)	*
Richard C. Trippe	8,011	(9)	*
W. Moorhead Vermilye	50,558	(10)	*
John H. Wilson	8,020	(11)	*
All Directors, Nominees and
Named Executive Officers as a Group (17 Persons)	298,060		2.4%
5% Shareholders
FJ Capital Management, LLC
1313 Dolley Madison Blvd.
McLean, Virginia 22101	1,038,800		8.2%
Wellington Management Group, LLP
280 Congress Street
Boston, Massachusetts 02210	890,797		7.0%
Banc Funds Company, LLC
20 North Wacker Drive
Chicago, Illinois 60606	711,956		5.6%
BlackRock Institutional Trust Company, N.A.
55 East 52nd Street
New York, New York 10055	693,196		5.5%
All 5% Shareholders as a Group	3,334,749		26.3%
Total	3,632,809		28.7%

*	Amount constitutes less than 1%.

Notes:

(1)

Includes 1,305 shares held individually by Bruce C. Armistead; 2,532 shares held by Bruce C. Armistead under an Individual Retirement Account arrangement; and 2,545 shares held by Bruce C. Armistead, as custodian for a minor child.

(2)	Includes 15,026 shares held jointly with Nancy W. Beatty; 855 shares held individually by Nancy W. Beatty; and exercisable options to acquire 35,180 shares.

(3)	Includes exercisable options to acquire 12,248 shares and 240 shares held individually by Ann Bilbrough.

(4)	Includes 1,500 shares held jointly with Dina Clemmer and 350 shares held by Dina Clemmer, as custodian for a minor child.

(5)	Includes 5,740 shares held individually by Margaret B. Judge.

(6)	Includes 96 shares held jointly with Evelyn W. Moore.

(7)

Includes 8,152 shares held jointly with Beverly B. Spurry; 300 shares held by Beverly B. Spurry under a SEP arrangement; and 747 shares held by Beverly B. Spurry under an Individual Retirement Account arrangement.

(8)	Includes 1,200 shares held jointly with Barbara Thompson.

(9)	Includes exercisable options to acquire 7,861 shares.

(10)	Includes 2,958 shares held individually by Sarah W. Vermilye.

(11)	Includes 3,033 shares held jointly with Deidre K. Wilson.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Overview

Our directors who are not also our employees or employees of our subsidiaries, referred to as “outside directors,” receive an annual retainer for their service on the Board. Outside directors are permitted to elect to receive their quarterly installments of the annual retainer in either cash or stock pursuant to the Shore Bancshares, Inc. 2016 Stock and Incentive Compensation Plan (the “2016 Equity Plan”).  These compensatory arrangements are discussed in detail below.

The following table provides information about the compensation paid to or earned by our outside directors during 2016. Information regarding compensation paid to or earned by directors who are also Named Executive Officers is presented in the Summary Compensation Table that appears below in the section entitled “Compensation Discussion and Analysis.”

Director Compensation Table

							Change in
							pension value
							and
			Fees earned				nonqualified
	Fees earned		or paid in			Non-equity	deferred
	or paid in		restricted	Stock	Option	incentive plan	compensation	All other
	cash		stock	awards	awards	compensation	earnings	compensation	Total
Name	($)		($) (1)	($) (2)	($)	($)	($)	($) (2)	($)
Ms. Armistead	30,078	(3)	-	9,997	-	-	-	126	40,201
Mr. Bates	22		23,731	9,997	-	-	-	-	33,750
Mr. Clemmer	19,808	(3)	2,987	9,997	-	-	-	126	32,918
Mr. Fike	14,316	(3)	7,479	9,997	-	-	-	126	31,918
Mr. Judge	29,853	(3)	-	9,997	-	-	-	-	39,850
Mr. Kelly	24,070	(3)	-	9,997	-	-	-	-	34,067
Mr. Mason	22		23,731	9,997	-	-	-	-	33,750
Mr. Moore	22,571	(3)	7,982	9,997	-	-	-	-	40,550
Mr. Spurry	39,628	(3)	-	9,997	-	-	-	161	49,786
Mr. Thompson	23,570	(3)	-	9,997	-	-	-	-	33,567
Mr. Wilson	272	(4)	23,731	9,997	-	-	-	-	34,000

Notes:

(1)	Includes amounts earned for serving on the Board of the Company in which the director elected to receive payment in the form of restricted stock.

(2)

For Ms. Armistead, Mr. Clemmer, and Mr. Fike amounts include premiums of $126, paid by Shore United Bank for life insurance coverage. Mr. Spurry’s amount includes a premium of $161 paid by Shore United Bank for life insurance coverage.

(3)	Includes amounts earned for serving on the Boards of the Company and Shore United Bank.

(4)	Includes amounts earned for serving on the Boards of the Company and Avon-Dixon.

Company Director Compensation

In connection with the consolidation of the Company’s banking subsidiaries, Talbot Bank and CNB, to form one banking subsidiary under the name Shore United Bank, the Company unified the Board of Directors to consist of members of the Boards of the Company, Talbot Bank and CNB. Correspondingly, the Board of the Company now mirrors the membership of the Shore United Bank Board. As a result of this consolidation, our outside directors reviewed the market data for board compensation levels and determined to increase the annual retainer paid to outside directors from $20,000 to $35,000 per director, effective as of the beginning of the third quarter of 2016. The annual retainer for the Chairman of the Board (Mr. Spurry) was also increased from $30,000 to $45,000.

The new increased annual retainer is for services as outside directors of both the Company and Shore United Bank. The annual retainer is paid in four quarterly installments throughout the fiscal period in which the outside director serves. The directors have the option to elect to receive the quarterly installment payment in the form of cash or restricted stock issued pursuant to the 2016 Equity Plan with immediate vesting. Ten thousand ($10,000) of the increased annual retainer will be in the form of restricted stock, although directors may elect to receive a greater portion of their retainer in equity.

All of our directors and the directors of our subsidiaries are eligible to participate in the 2016 Equity Plan, which is discussed below under the heading “Overview of Compensation Philosophy and Objectives” in the “Compensation Discussion and Analysis” section.

Minimum Stock Ownership Requirements

Minimum stock ownership requirements for the CEO, Directors and Named Executive Officers as follows:

CEO — minimum of 20,000 shares within 5 years of appointment;

Directors — minimum of 4,000 shares within 3 years of being elected; and

Named Executive Officers — minimum of 4,000 shares within 5 years of appointment.

All named executives have reached ownership levels, with the exception of Mrs. Stevens who just recently started participating in the executive equity programs. Directors have also met required ownership levels.

Shore United Bank Board Compensation

As described above, all of the outside directors listed in the “Director Compensation Table” above, became directors of the newly formed Shore United Bank Board, effective as of July 1, 2016. The annual retainer for services listed under “Company Director Compensation” is for serving as outside directors of both the Company and Shore United Bank. Prior to the consolidation, directors who served as directors for the former Talbot Bank (Ms. Armistead and Messrs. Clemmer, Fike, and Spurry) received an annual retainer of $5,000, plus $200 per meeting attended, and directors of the former CNB (Messrs. Kelly, Judge, Moore, and Thompson) received an annual retainer of $10,000, plus $100 for each meeting attended. Following the consolidation of the Company’s bank subsidiaries, neither the Company nor Shore United Bank pay outside directors a separate fee for attending Board or committee meetings.

Avon-Dixon Agency Board Compensation

During 2016, Mr. Wilson served as a director of Avon-Dixon and received an additional $250 for attending a meeting of its board of directors. These fees were paid by Avon-Dixon.

COMPENSATION DISCUSSION AND ANALYSIS

Table of Contents

Executive Summary

Our executive compensation program is designed to reward our senior management team not just for delivering short-term results but also for driving consistent sustainable growth, which is how we exceed customer expectations and produce positive returns for our shareholders. We believe that our compensation decisions reflect a balanced and responsible pay approach by tying pay outcomes over the short and long-term, while also considering the environment in which compensation decisions are made.

Shareholders have the opportunity, at the 2017 Annual Meeting, to vote to endorse or not endorse the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules. The Compensation Committee and the Board believe that this Compensation Discussion and Analysis, and the compensation tables and narrative discussion that follow, support their recommendation to approve the shareholder advisory resolution for the following Named Executive Officers in 2016:

•	Lloyd L. Beatty, Jr. — President and Chief Executive Officer

•	Edward C. Allen — Senior Vice President and Chief Financial Officer
•	Donna J. Stevens — Chief Operating Officer

United
	•	Patrick M. Bilbrough — President and Chief Executive Officer of Shore United Bank

•	Richard C. Trippe — President and Chief Executive Officer of Avon Dixon

Compensation Philosophy

The primary objective of the Compensation Committee’s approach is to provide competitive levels of compensation so that we may attract, retain and reward outstanding executive officers. In a highly competitive community banking marketplace, excellent leadership is essential. Our executive officers are expected to manage the business of the Company and its subsidiaries in a manner that promotes growth and profitability for the benefit of shareholders, while exceeding the requirements and service expectations of our customers. To that end, the Compensation Committee believes that:

•	Key executives should have compensation opportunities at levels that are competitive with peer institutions;

•	Total compensation should include “at risk” components that are linked to annual and long-term performance results; and

•

Stock-based compensation should form a key component of total compensation as a means of linking senior management to the long-term performance of the Company and aligning their interests with those of shareholders.

Say on Pay Results

At the 2016 annual meeting of shareholders, the Company’s shareholders adopted a non-binding resolution approving the compensation paid to our executive officers, as disclosed in the definitive proxy statement for that meeting pursuant to Item 402 of the SEC’s Regulation S-K. The measure was approved by approximately 73.2% of all votes cast. The Compensation Committee and the Board consider this vote to be an endorsement of our compensation philosophy and practices, including our balance between cash and equity compensation. Both the Compensation Committee and the Board intend to periodically re-evaluate our executive compensation philosophy and practices in light of the Company’s performance, needs and developments, including the outcome of future non-binding advisory votes by the Company’s shareholders.

Role of Compensation Consultants

The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by the Compensation Committee’s chair, Mr. Wilson. The Compensation Committee’s consultant does not perform any services for the Company’s management, without express approval from the Compensation Committee.

In 2016, the Compensation Committee directly engaged ChaseCompGroup, LLC to perform executive and director compensation market reviews. The Company paid fees totaling $37,386 to ChaseCompGroup in 2016. ChaseCompGroup was acquired by Arthur J. Gallagher & Co., a global insurance brokerage and risk management services firm, effective September 2016.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain, terminate and obtain the advice of ChaseCompGroup, LLC, at the Company’s expense. Further, as discussed above, the Compensation Committee’s compensation consultant will not perform any services for Shore Bancshares management unless approved in advance by the Compensation Committee.

In connection with its engagement of ChaseCompGroup, LLC, the Compensation Committee considered various factors bearing upon ChaseCompGroup, LLC’s independence including, but not limited to, the amount of fees received by ChaseCompGroup, LLC from the Company as a percentage of ChaseCompGroup’s total revenue, ChaseCompGroup’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact ChaseCompGroup’s independence. After reviewing these and other factors, the Compensation Committee determined that ChaseCompGroup, LLC is independent and that its engagement does not present any conflicts of interest. ChaseCompGroup, LLC also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee as shown below.

ChaseCompGroup, was acquired by Arthur J. Gallagher & Co. in September 2016. The same consultants continue to work with our Company and Compensation Committee. This firm’s consultants have attested that they do not have any current or previous personal relationships with management or directors at SHBI nor do they own any SHBI stock.

Management’s Role in the Executive Compensation Process

Mr. Beatty, our President and Chief Executive Officer, as well as key members of our human resources function, each help support the Compensation Committee’s executive compensation process and regularly attend portions of committee meetings. As part of the executive compensation process, Mr. Beatty provides his perspective to the Compensation Committee regarding the performance of his Senior Leadership Team, which includes all of our Named Executive Officers and certain other senior officers of the Company. In accordance with NASDAQ rules, Mr. Beatty is not present when his compensation is being discussed or approved by the Compensation Committee and did not vote on executive compensation matters, and neither he nor other members of management attended executive sessions of the Compensation Committee.

Risk Considerations

We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	Variable compensation based on a variety of performance goals, including Company, business unit and individual performance goals;

•	Compensation Committee discretion to lower annual incentive award amounts;

•	Balanced mix of short-term and long-term incentives;

•	Stock ownership requirements; and

•	Clawback policy.

Compensation Peer Group and Benchmarking

The Compensation Committee refers to executive compensation studies prepared by its independent consultants when it reviews and approves executive compensation. The studies reflect compensation levels and practices for executives holding comparable positions at peer group companies, which help the Compensation Committee set compensation at competitive levels. The Compensation Committee’s primary selection criteria are industry (commercially focused banks), asset size, and geography. The Compensation Committee compares each executive officer’s base salary, target total cash and target long-term incentive compensation value to amounts paid for similar positions at peer group companies.

The Compensation Committee believes that the market median is a useful reference point in helping to achieve the executive compensation program objectives. However, the Compensation Committee also considers other factors when setting compensation; and target total direct compensation for each executive may vary from the market median based on the factors the Compensation Committee considers relevant each year, including particular job responsibilities and scope, adjustments for individual skills and expertise, and internal pay equity.

The compensation peer group developed for the Company by ChaseCompGroup in 2016 is listed below.

Company		City	State	2016 Assets
WashingtonFirst Bankshares, Inc.	WFBI	Reston	VA	2,002,911
Republic First Bancorp, Inc.	FRBK	Philadelphia	PA	1,924,526
Old Line Bancshares, Inc.	OLBK	Bowie	MD	1,716,690
American National Bankshares Inc.	AMNB	Danville	VA	1,678,638
Codorus Valley Bancorp, Inc.	CVLY	York	PA	1,611,587
C&F Financial Corporation	CFFI	Toano	VA	1,451,992
Access National Corporation	ANCX	Reston	VA	1,430,708
Orrstown Financial Services, Inc.	ORRF	Shippensburg	PA	1,414,504
Eastern Virginia Bankshares, Inc.	EVBS	Glen Allen	VA	1,398,593
First United Corporation	FUNC	Oakland	MD	1,338,189
Community Financial Corporation	TCFC	Waldorf	MD	1,334,257
Middleburg Financial Corporation	MBRG	Middleburg	VA	1,272,643
Community Bankers Trust Corporation	ESXB	Richmond	VA	1,249,886
ACNB Corporation	ACNB	Gettysburg	PA	1,208,869
National Bankshares, Inc.	NKSH	Blacksburg	VA	1,203,181
Southern National Bancorp of Virginia, Inc.	SONA	McLean	VA	1,142,443
Franklin Financial Services Corporation	FRAF	Chambersburg	PA	1,127,443
DNB Financial Corporation	DNBF	Downingtown	PA	1,070,685
QNB Corp.	QNBC	Quakertown	PA	1,063,141
Mid Penn Bancorp, Inc.	MPB	Millersburg	PA	1,032,599

Compensation Elements at Shore Bancshares

Base Salary

A competitive salary for senior management is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the Company’s specific needs is required. We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities as well as their individual performance and value, with similar positions among our peers. Additionally, we consider special circumstances related to staffing needs and market situations and levels of compensation provided from other compensation components.

The Compensation Committee generally reviews executive compensation in the fourth quarter. At that time, we review market studies on executive compensation and solicit input from our President and CEO, Mr. Beatty, on the performance of each officer that directly reports to him and his recommended base salary increases or decreases. Recommendations regarding adjustments to Mr. Beatty’s salary are discussed and approved in executive session of the Compensation Committee. Our compensation philosophy is to set executive base salaries generally at the market median; however some adjustments may be made to take into consideration internal equity factors, additional functional responsibilities and each executive’s experience. Fiscal 2017 base salary increases were approved for certain executives based on internal promotions, our market analysis and individual performance in fiscal 2016. Changes to the salaries of our Named Executive Officers were as follows:

		2015	2016	2016	2017	2017
Executive	Title	Salary	Salary	% Increase	Salary	% Increase
Lloyd L. Beatty, Jr.	President & CEO	$355,350	$369,564	4%	$414,000	11%
Edward C. Allen	CFO (5/4/16 - current)	175,000	197,414	11	225,000	12
George S. Rapp	CFO (1/1/16 - 5/3/16)	250,000	88,269	-	-	-
Donna J. Stevens	COO	165,000	174,070	5	225,000	23
Patrick M. Bilbrough	CEO Shore United Bank	255,000	270,014	6	310,000	13
Richard C. Trippe	CEO Avon Dixon	185,000	185,000	-	195,000	5

Annual Incentive Program

The Company’s incentive program, the Management Incentive Plan (the “MIP”), was developed to provide additional compensation to key management personnel when corporate and individual performance meet or exceed specific predetermined goals. Incentive award targets are assigned to each executive based on the executive’s position and responsibilities. We also consider the identified comparative compensation targets and pay mix outlined in our executive compensation philosophy.

In fiscal 2016, each Named Executive Officer participated in the MIP and was assigned Company and individual goals at the beginning of the year. Target award opportunities under the MIP for 2016 were 30% of base salary for Mr. Beatty and 25% of base salary for the other Named Executive Officers. Once earned, three quarters of the incentive is paid in cash and a quarter in equity, unless waived by the Compensation Committee. Half of the equity award vests immediately and the other half vests at the one-year anniversary.

For fiscal 2016, annual incentive bonuses were based on the achievement of the objective performance goals of return on average equity (“ROAE”) and non-performing assets (“NPA”) which together accounted for a potential of 70% of Mr. Beatty’s incentive award. The remaining 30% of his incentive opportunity was tied to personal goals which included consolidating the Company’s subsidiaries, reducing the Company’s risk profile, and improving regulatory ratings. Mr. Trippe was not subject to the NPA goal since he operates the insurance subsidiary, resulting in 20% of his incentives tied to the Company and 80% of his incentives tied to subsidiary and personal goals relevant to the insurance business unit. The other remaining Named Executive Officers had 50% of their incentives tied to Company and subsidiary goals and 50% tied to personal goals relevant to their business units and roles.

We performed slightly above our target ROAE and NPA goals for 2016, and all of our Named Executive Officers earned awards that were slightly above their target awards when results of their business unit and/or individual goals were factored into our payout calculations. Based on our Company and individual performance, the Compensation Committee approved the following incentive payouts for 2016.

		2016 MIP	2016 MIP	Portion
Executive	Title	Award	Award (1)	Paid in Equity
Lloyd L. Beatty, Jr.	President & CEO	$138,009	37%	25%
Edward C. Allen	CFO (5/4/16 - current)	56,758	29	25
Donna J. Stevens	COO	50,573	29	40
Patrick M. Bilbrough	CEO Shore United Bank	73,374	27	25
Richard C. Trippe	CEO Avon Dixon	52,714	28	25

(1)	Executive achieved Company and individual incentives above target goals but less than maximum goals.

Long-Term Incentives

On July 1, 2015 and May 19, 2016, our Board approved performance share plans for Named Executive Officers of the Company and its subsidiaries, which are based on a three-year performance cycles. The objective of this program is to build further ownership for our executive team and link a portion of their compensation to longer-term goals. Pursuant to a performance share/restricted stock unit agreement, participating officers are granted performance shares at the commencement of a performance cycle, and shares will vest if certain pre-determined targets are achieved at the end of the three-year performance period. The first performance cycle ends on December 31, 2017 and the second performance cycle ends on December 31, 2018. These pre-determined targets must be achieved at threshold levels for the awards to vest. If the Company’s level of attainment of specified performance goals falls between threshold and target levels or between target and maximum levels, the Compensation Committee will use a proportional approach to determine the number of shares earned by the individual. The following table presents the performance share plans based on the attainment of specified personal performance goals. Performance metrics for the 2015 – 2017 performance period include EPS growth, loan growth and deposit growth. The performance metric for the 2016 – 2018 performance period is EPS growth. Shares that will potentially vest are based on a percentage of the executive officer’s base salary in effect at time of the grant.

2015 - 2017 Long-term Incentive Plan		Threshold	Target	Maximum
		Award % of	Award % of	Award % of
Executive	Title	Base Salary	Base Salary	Base Salary
Lloyd L. Beatty, Jr.	President & CEO	10.0%	20.0%	40.0%
Edward C. Allen	CFO (5/4/16 - current)	7.5	15.0	30.0
Donna J. Stevens	COO	5.0	10.0	20.0
Patrick M. Bilbrough	CEO Shore United Bank	7.5	15.0	30.0
Richard C. Trippe	CEO Avon Dixon	5.0	10.0	20.0

2016 - 2018 Long-term Incentive Plan		Threshold	Target	Maximum
		Award % of	Award % of	Award % of
Executive	Title	Base Salary	Base Salary	Base Salary
Lloyd L. Beatty, Jr.	President & CEO	10.0%	20.0%	40.0%
Edward C. Allen	CFO (5/4/16 - current)	7.5	15.0	30.0
Donna J. Stevens	COO	7.5	15.0	30.0
Patrick M. Bilbrough	CEO Shore United Bank	7.5	15.0	30.0
Richard C. Trippe	CEO Avon Dixon	5.0	10.0	20.0

In addition, a portion of our Long-Term Incentive Awards are tied to our 2016 MIP described above. In 2016, executives received a quarter of their annual incentive awards in equity and may choose a combination of stock options and restricted stock. Half of the equity awards vests immediately and the other half vests at the one-year anniversary. We plan to continue this practice in 2017, however 25% of the award will be delivered in stock and the remainder in cash. Executives may elect to take more of their incentive award in stock if they desire. Please see our Grants of Plan Based Awards table for additional detail.

401(k) Profit Sharing Plan

All employee contributions to the 401(k) Profit Sharing Plan are immediately vested. Discretionary and matching contributions by the Company vest incrementally over a six-year period. Discretionary, pre-tax and matching contributions may be withdrawn while a participant is employed by the Company if the participant has reached age 59½, in circumstances of financial hardship or in certain other circumstances pursuant to plan restrictions.

Deferred Compensation

We maintain a modest deferred compensation account for Mr. Beatty. The initial Company contribution was $25,000, which has grown in value to $74,593. No other deferred compensation plans or supplemental executive retirement plans are in place for our Named Executive Officers. We are considering adding a voluntary deferred compensation plan in 2017. Please see the Nonqualified Deferred Compensation Plan in this section.

Perquisites

The Compensation Committee believes that certain perquisites and other personal benefits can be effective elements of a compensation package because they facilitate and encourage better executive performance and business generation for the Company. Perquisites provided by the Company may include vehicle allowances and country club dues.

Summary Compensation Table

The following table sets forth for the last three fiscal years the total remuneration for services in all capacities awarded to, earned by, or paid to our Named Executive Officers (the Company’s CEO, the Company’s Chief Financial Officer (“CFO”), and the three most highly compensated executive officers and other significant executive officers of the Company and its subsidiaries other than the CEO and CFO who were serving as executive officers as of December 31, 2016 and whose total compensation (excluding changes in pension value and non-qualified deferred compensation earnings) exceeded $100,000 during 2016).

							Change in
							pension value
							and
						Non-equity	non-qualified
						incentive	deferred
				Stock	Option	plan	compensation	All other
Name and principal		Salary	Bonus	Awards	Awards	compensation	earnings	compensation	Total
position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)	($)(3) - (8)	($)
Lloyd L. Beatty, Jr.	2016	369,564	-	34,615	-	103,394	7,600	22,886	538,060
President and CEO	2015	355,350	-	63,517	-	63,522	563	23,703	506,655
	2014	355,350	-	43,306	43,310	86,616	7,676	20,741	556,999

Edward C. Allen,	2016	197,414	-	14,236	-	42,523	-	8,684	262,856
Senior Vice President,	2015	175,000	12,500	32,104	-	19,614	-	8,702	247,920
CFO and PAO	2014	175,000	30,000	-	-	-	-	5,279	210,279
(5/4/2016 - current)

George S. Rapp,	2016	88,269	-	-	-	-	-	134,344	222,614
Former Vice President,	2015	250,000	-	-	29,088	29,090	-	9,800	317,978
CFO and PAO	2014	250,000	-	18,754	18,751	37,500	-	8,460	333,465
(1/1/2016 - 5/3/2016)

Donna J. Stevens	2016	174,070	-	19,980	-	30,593	-	4,832	229,475
Chief Operating Officer	2015	165,000	27,063	-	-	-	-	5,586	197,649
	2014	-	-	-	-	-	-	-	-

Patrick M. Bilbrough,	2016	270,014	-	18,382	-	54,993	-	21,814	365,202
President/CEO of	2015	255,000	25,000	-	33,500	33,498	-	16,420	363,418
Shore United Bank	2014	255,000	-	-	30,678	30,677	-	16,508	332,863

Richard C. Trippe,	2016	185,000	-	-	13,210	39,504	-	8,403	246,117
President/CEO of	2015	185,000	-	-	-	25,000	-	8,400	218,400
Avon Dixon	2014	185,000	-	-	24,975	24,975	-	8,200	243,150

(1)

Amounts reflect the aggregate grant date fair value of stock options and restricted stock awards granted in February 2017. See below under “Grants of Plan-Based Awards” regarding assumptions underlying valuation of equity awards.

(2)

Amounts reflect discretionary cash bonuses awarded to the named executive officers. These bonuses were earned in fiscal year 2016 and paid in February 2017. Incentive awards paid in cash under the MIP are reported in the column entitled “Non-Equity Incentive Plan Compensation”. The portion of incentive award (25%) that was paid in equity is in the columns entitled “Stock Awards and Option Awards.”

(3)

For Mr. Beatty, the 2016 amount includes a $9,800 matching contribution under the 401(k) plan, $6,686 for use of an automobile and $6,400 for club dues. The 2015 amount includes a $9,800 matching contribution under the 401(k) plan, $7,659 for use of an automobile and $6,244 for club dues. The 2014 amount includes a $9,800 matching contribution under the 401(k) plan $4,875 for use of an automobile and $6,066 for club dues.

(4)

For Mr. Allen, the 2016 amount includes a $8,684 matching contribution under the 401(k) plan. The 2015 amount includes a $8,702 matching contribution under the 401(k) plan. The 2014 amount includes a $5,279 matching contribution under the 401(k) plan.

(5)

For Mr. Rapp, who resigned effective as of May 3, 2016, the 2016 amount includes $128,750 for severance pay, $4,729 matching contribution under the 401(k) plan and $865 for insurance benefit adjustments. The 2015 amount includes $9,800 matching contribution under the 401(k) plan. The 2014 amount includes a $8,460 matching contribution under the 401(k) plan.

(6)

For Mrs. Stevens, the 2016 amount includes a $4,832 matching contribution under the 401(k) plan. The 2015 amount includes a $5,586 matching contribution under the 401(k) plan. Mrs. Stevens was not a named executive officer in 2014.

(7)

For Mr. Bilbrough, the 2016 amount includes a $9,800 matching contribution under the 401(k) plan, $845 opt out payment in lieu of health insurance coverage provided by the Company, $5,169 for use of an automobile and $6,000 for club dues. The 2015 amount includes a $9,800 matching contribution under the 401(k) plan, $1,001 opt out payment in lieu of health insurance coverage provided by the Company and $5,619 for use of an automobile. The 2014 amount includes a $9,800 matching contribution under the 401(k) plan, $1,001 opt out payment in lieu of health insurance coverage provided by the Company and $5,707 for use of an automobile.

(8)

For Mr. Trippe, the 2016 amount includes an $8,403 matching contribution under the 401(k) plan. The 2015 amount includes an $8,400 matching contribution under the 401(k) plan. The 2014 amount includes an $8,200 matching contribution under the 401(k) plan.

2016 Equity Plan

The 2016 Equity Plan reserves 677,623 shares of Common Stock, subject to adjustment for stock splits and other similar reclassification events, for issuance pursuant to awards. During 2016, the Compensation Committee granted a total of 27,366 restricted shares of Common Stock, 12,433 in incentive stock options and 24,433 in restricted stock units to the Named Executive Officers under the 2016 Equity Plan. Under the terms of outstanding awards, all unvested shares will lapse and be forfeited upon the termination of the participant’s employment with the Company. The 2016 Equity Plan will terminate on April 27, 2026 and no further awards may be granted under the 2016 Equity Plan after that date. All equity awards made to named executives as a part of their annual incentive program have a minimum of one-year vesting. Performance shares under the long-term incentive plan have a minimum three-year performance vest period.

Grant of Plan Based Awards Table

										All other
										Option
										Awards:		Grant Date
				Estimated Future Payouts Under						Number of	Exercies or	Fair Value
				Non-Equity Incentive			Estimated Future Payouts Under			Securities	Base Price	of Stock and
				Plan Awards			Equity Incentive Plan Awards			Underlying	of Option	Option
				Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Type of Award	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	($/sh)	($)(3)
Lloyd L. Beatty, Jr.	Annual cash incentive	2/8/2017	(1)	41,576	83,152	166,304
	Restricted Stock	2/6/2017	(2)				13,859	27,717	55,435	2,079	16.65	34,615
	RSUs	5/19/2016	(4)				3,164	6,328	12,656	6,328	11.68	73,911

Edward C. Allen	Annual cash incentive	2/8/2017	(1)	19,688	39,375	78,750
	Restricted Stock	2/6/2017	(2)				6,563	13,125	26,250	855	16.65	14,236
	RSUs	5/19/2016	(4)				1,348	2,696	5,393	2,696	11.68	31,489

Donna J. Stevens	Annual cash incentive	2/8/2017	(1)	16,882	33,764	67,526
	Restricted Stock	2/6/2017	(2)				5,627	11,255	22,509	1,200	16.65	19,980
	RSUs	5/19/2016	(4)				1,117	2,235	4,470	2,235	11.68	26,105

Patrick M. Bilbrough	Annual cash incentive	2/8/2017	(1)	27,188	54,375	108,750
	Restricted Stock	2/6/2017	(2)				9,063	18,125	36,250	1,104	16.65	18,382
	RSUs	5/19/2016	(4)				1,686	3,373	6,746	3,373	11.68	39,397

Richard C. Trippe	Annual cash incentive	2/8/2017	(1)	17,344	34,688	69,375
	Incentive Stock Options	2/6/2017	(2)				5,781	11,563	23,125	793	16.65	13,210
	RSUs	5/19/2016	(4)				791	1,583	3,167	1,583	11.68	18,489

(1)

The equity awards noted in the table above were approved by the Compensation Committee pursuant to the 2016 MIP established at the beginning of fiscal year 2016. The performance goals outlined in the2016 MIP were evaluated by the Compensation Committee at the end of fiscal year 2016 and the cash awards were granted on February 8, 2017.

(2)

Pursuant to the 2016 MIP, each participant is required to take a quarter of their annual incentive in the form of equity. The participant can choose between Restricted Stock or Stock Options. The amounts reflected on this line reflect the participant’s election of either Restricted Stock or Incentive Stock Options, which awards were granted on February 6, 2017. Mrs. Stevens elected to take more than the required quarter percentage in equity compensation.

(3)

The amounts for stock options represent the grant date fair value as determined using a binominal option-pricing model and are not indicative of whether the Named Executive Officer will realize the fair value of any financial benefit from the award. For additional information on the valuation assumptions, see below under “Assumptions underlying valuation of equity awards”. The amounts for performance restricted stock and options represent the grant date fair value as determined using the Black-Scholes valuation model.

(4)

The amounts indicate the number of RSUs granted in 2016 that could convert into shares of Common Stock at the end of the three-year performance period (2016 – 2018) based on Company goals identical for all participants. Each operating goal varies in weighting and is subject to threshold, target, and maximum goals linked to the participant’s base salary. These performance based RSUs will cliff vest on December 31, 2018 according to the level of achievement of the specified goals.

Assumptions underlying valuation of equity awards

The weighted average fair value of stock options granted on February 6, 2017 was $10.99. The Company estimates the fair value of options using the Black-Scholes valuation model with weighted average assumptions for dividend yield, expected volatility, risk-free interest rate and expected lives (in years). The expected dividend yield is calculated by dividing the total expected annual dividend payout by the average stock price. The expected volatility is based on historical volatility of the underlying securities. The risk-free interest rate is based on the Federal Reserve Bank’s constant maturities daily interest rate in effect at grant date. The expected contract life of the options represents the period of time that the Company expects the awards to be outstanding based on historical experience with similar awards. The following weighted average assumptions were used as inputs to the Black-Scholes valuation model for options granted in 2017.

Closing Stock Price on Grant Date (2/6/17)	$16.65
Exercise Price	$16.65
Expected volatility	64.73%
Risk-free interest rate	2.42%
Expected contract life (in years)	10

The following table provides information with respect to outstanding equity awards held by the Named Executive Officers at December 31, 2016.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards				Stock Awards
							Market value
	Number of	Number of			Number of		of shares
	securities	securities			shares		or units of
	underlying	underlying	Option		or units that		stock that
	unexercised	unexercised	exercise		have not		have not
	options (#)	options (#)	price	Option	vested		vested
Name	exercisable	unexercisable	($)	expiration date	(#)		($)
Mr. Beatty	22,590	-	6.64	March 15, 2022	2,856	(1)	43,554
	12,590	-	9.18	January 7, 2025	13,816	(2)	210,694
Mr. Allen	-	-	-		882	(1)	13,451
	-	-	-		5,462	(3)	83,296
Mrs. Stevens	-	-	-		3,973	(4)	60,588
Mr. Bilbrough	8,918	-	9.18	January 7, 2025	-		-
	6,660	3,330 (5)	11.12	February 19, 2026	-		-
	-	-	-		7,403	(6)	112,896
Mr. Trippe	7,260	-	9.18	January 7, 2025	-		-
	-	-	-		3,532	(7)	53,863

(1)	This restricted stock award vested on February 19, 2017.

(2)

These are RSUs granted to Mr. Beatty for both the 2015 and 2016 Long-term Incentive Plan of 7,488 and 6,328, respectively. The 2015 RSUs will cliff vest on December 31, 2017 if performance metrics are achieved. The 2016 RSUs will cliff vest on December 31, 2018 if a performance metric is achieved. The number of RSUs above may not reflect the actual number of shares received by Mr. Beatty at the end of each performance cycle as it is managements estimate at December 31, 2016.

(3)

These are RSUs granted to Mr. Allen for both the 2015 and 2016 Long-term Incentive Plan of 2,766 and 2,696, respectively. The 2015 RSUs will cliff vest on December 31, 2017 if performance metrics are achieved. The 2016 RSUs will cliff vest on December 31, 2018 if a performance metric is achieved. The number of RSUs above may not reflect the actual number of shares received by Mr. Allen at the end of each performance cycle as it is managements estimate at December 31, 2016.

(4)

These are RSUs granted to Mrs. Stevens for both the 2015 and 2016 Long-term Incentive Plan of 1,738 and 2,235, respectively. The 2015 RSUs will cliff vest on December 31, 2017 if performance metrics are achieved. The 2016 RSUs will cliff vest on December 31, 2018 if a performance metric is achieved. The number of RSUs above may not reflect the actual number of shares received by Ms. Stevens at the end of each performance cycle as it is managements estimate at December 31, 2016.

(5)	This incentive stock option award vested on February 19, 2017.

(6)

These are RSUs granted to Mr. Bilbrough for both the 2015 and 2016 Long-term Incentive Plan of 4,030 and 3,373, respectively. The 2015 RSUs will cliff vest on December 31, 2017 if performance metrics are achieved. The 2016 RSUs will cliff vest on December 31, 2018 if a performance metric is achieved. The number of RSUs above may not reflect the actual number of shares received by Mr. Bilbrough at the end of each performance cycle as it is managements estimate at December 31, 2016.

(7)

These are RSUs granted to Mr. Trippe for both the 2015 and 2016 Long-term Incentive Plan of 1,949 and 1,583, respectively. The 2015 RSUs will cliff vest on December 31, 2017 if performance metrics are achieved. The 2016 RSUs will cliff vest on December 31, 2018 if a performance metric is achieved. The number of RSUs above may not reflect the actual number of shares received by Mr. Trippe at the end of each performance cycle as it is managements estimate at December 31, 2016.

The following table sets forth the number of restricted shares of Common Stock acquired by the Named Executive Officers pursuant to stock awards that vested during 2016 and the value realized upon vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Mr. Beatty	-	-	2,856	30,988
Mr. Allen	-	-	881	9,559
Mrs. Stevens	-	-	-	-
Mr. Bilbrough	-	-	-	-
Mr. Trippe	-	-	-	-

Deferred Compensation

The following table provides information regarding 2016 contributions, earnings, and other financial information in respect of the Company’s Deferred Compensation Plan:

Nonqualified Deferred Compensation

Aggregate
		Executive	Registrant	earnings	Aggregate	Aggregate
		contributions	contributions	(loss) in last	withdrawals/	balance at
		in last FY	in last FY	FY	distributions	last FYE
Name	Plan(1)	($)	($)	($)	($)	($)
Mr. Beatty	CDCP	-	-	7,600	-	74,593
Mrs. Stevens	-	-	-	-	-	-
Mrs. Stevens	-	-	-	-	-	-
Mr. Bilbrough	-	-	-	-	-	-
Mr. Trippe	-	-	-	-	-	-

(1)	“CDCP” stands for the Company Deferred Compensation Plan.

Under the Company’s Deferred Compensation Plan, amounts deferred at the election of the employee are credited to an account maintained on behalf of the participant and are deemed to be invested in certain investment options established from time to time by the Compensation Committee. Mandatory, matching and discretionary contributions will be credited to an Employer Funded Account (as defined in the plan) established by the Company and will be deemed to be invested in the manner specified in the participant’s election form for that Plan Year in respect of his or her voluntary deferrals. An employee’s account is credited with the gain or loss generated on the investments in which the funds in those accounts are deemed to be invested. Mandatory contributions will be reduced on a pro-rata basis in the event a participant has a Separation from Service (generally defined as a termination of employment other than because of death, Disability (as defined in the plan) or the taking of leave of absence).

A participant is fully vested at all times in employee deferrals (and earnings thereon). Starting in the second year of participation, a participant vests in his or her Employer Funded Account at the rate of 25% each year. If, however, (i) the participant reaches age 70 while employed, (ii) the participant’s service with the Company terminates because of death or Disability, or because of retirement at or after age 70, or (iii) the Company experiences a Change in Control (as defined in the plan), then in each such case the participant’s interest in his or her Employer Funded Account will be automatically 100% vested regardless of years in the plan. If the participant separates from service for any other reason, then any non-vested portion of his or her Employer Funded Account will be forfeited.

The Company’s Deferred Compensation Plan contemplates automatic distributions upon the occurrence of certain events and elective distributions.

If a participant dies or experiences a Disability while employed by the Company or if the Company experiences a Change in Control (as defined in the plan), then the vested portions of a participant’s accounts will be distributed in a lump sum payment to the participant or, in the case of death, to his or her designated beneficiaries. If a participant experiences a Separation from Service, then the vested portions of a participant’s accounts will be distributed in a lump sum or in installments, as specified in the most recent election form. Certain restrictions on the commencement of automatic distributions apply to Key Employees (as defined in the plan).

A participant may elect in his or her annual election form to receive elective distributions, or “In-Service Distributions,” of his or her employee deferrals (and earnings thereon) for a given Plan Year as soon as three years after the end of that Plan Year. At the time of the election, the participant must also elect whether to receive the elective distribution in a lump sum or in installments over a period of up to 10 years. If a participant fails to make a payment method election, then the distribution will be made in one lump sum. A participant may change his or her election to postpone a distribution or change the form of payment, but such change must be made at least 12 months prior to the original distribution date, cannot be effective until at least 12 months following the subsequent election, and must postpone the commencement of the payment for a period of at least five years from the original distribution date.

The Company’s Deferred Compensation Plan also permits certain limited distributions upon the occurrence of an Unforeseen Emergency (as defined in the plan) and a lump sum distribution, at the administrator’s sole discretion, in the event the participant’s accounts have a value of less than $10,000.

For information about amounts that could be payable to the Named Executive Officers under these deferred compensation plans upon a termination of employment, see the section below entitled “Benefits Upon Termination of Employment.”

Employment Agreements

On February 16, 2017, the Company and Mr. Beatty entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) which provides that he will serve as our CEO and President, and entitles him to receive an annual base salary of $414,000 subject to periodic review and adjustment. In addition, Mr. Beatty is entitled to: (i) participate in our bonus plans; (ii) receive employee benefits of the type offered by the Company and its affiliates to similarly-situated officers, including vacation, sick leave and disability leave; (iii) receive fringe benefits of the type customarily made available by the Company to its officers; and (iv) be reimbursed for employment-related expenses.

The Employment Agreement has a twelve-month term, which will automatically renew for successive twelve-month terms unless a party notifies the other party at least 60 days prior to the end of the then-current term of its or his decision not to renew the Employment Agreement. At least 120 days prior to the commencement of a new term, the Board or a committee thereof will conduct a comprehensive performance evaluation and review of Mr. Beatty to determine whether to give notice of non-renewal. The term of Mr. Beatty’s employment under his Employment Agreement may be terminated at any time and for any reason by either the Company or Mr. Beatty (upon 30 days’ prior written notice), and it will automatically terminate upon Mr. Beatty’s death.

Generally, the Company’s obligations to Mr. Beatty under his Employment Agreement will be suspended if any regulatory agency with jurisdiction over the Company temporarily prohibits the officer’s continued employment. If such regulator’s charges are later dismissed, then the Company must reinstate the officer and pay him all compensation that was withheld during the suspension.

Upon the termination of his employment, Mr. Beatty is entitled to receive all unpaid base salary that has accrued through the date of termination, all bonus awards (prorated through the last day of the month in which termination occurs) that he would have received had he remained employed when bonuses are next declared or paid, and reimbursement of all unreimbursed expenses, all of which must be paid no later than the last day of the calendar quarter of the quarter in which the termination occurs. In addition, all unexercised or unvested equity awards, or portions thereof, held by the officer as of the date of termination shall vest or terminate and be exercisable in accordance with their terms.

If Mr. Beatty’s employment is terminated without “Cause” prior to the expiration of the term of his Employment Agreement, then, except in the case of termination following a “Change in Control” of the Company, he will additionally be entitled to receive severance (“Severance”) in the form of continued base salary (at the then-current level) for a period of 24 months following the date of termination (the “Severance Period”). The Employment Agreement provides that the first Severance payment will be made on the first regular payroll date that occurs on or after the 60 th day following the termination of employment, provided that Mr. Beatty has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60 th day.

In lieu of Severance, the Employment Agreement provides for the payment of a Change in Control benefit (the “CiC Benefit”) should the Company terminate Mr. Beatty’s employment without Cause within 12 months of a Change in Control of the Company. In this case, Mr. Beatty will be entitled to receive an amount equal to the difference between (i) the product of 2.99 times the officer’s “base amount” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the sum of any other parachute payments as defined under Section 280G(b)(2) of the Code that the officer receives on account of the Change in Control, provided that in no event shall the aggregate amounts payable under the Employment Agreement exceed 2.99 times Mr. Beatty’s “base amount.” The CiC Benefit will be paid in one lump sum on the 60 th day following termination of employment, provided that Mr. Beatty has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60 th day.

Notwithstanding the payment terms discussed above, any payment obligation that arises on account of a termination of employment while Mr. Beatty is a “specified employee” as defined under Section 409A of the Code will be subject to a post-termination waiting period to the extent that the payment constitutes “deferred compensation” under applicable Treasury regulations. Mr. Beatty’s Employment Agreement provides that such amounts will be paid, with interest, in a lump sum, within 15 days after the six-month period that follows his termination date. If Mr. Beatty dies during the waiting period, then payment will be made in a lump sum within 15 days after the appointment of a personal representative or executor of his estate.

If Mr. Beatty is indebted to the Company at the time his employment is terminated, then, subject to certain restrictions, the Employment Agreement allows the Company to apply any post-termination amounts due to Mr. Beatty toward repayment of such debt.

The Employment Agreement defines the term “Cause” as: (i) the officer’s “Disability” (as defined in the Employment Agreement); (ii) an action or failure to act by the officer constituting fraud, misappropriation or damage to the property or business of the Company; (iii) conduct by officer that amounts to fraud, personal dishonesty or breach of fiduciary duty; (iv) officer’s conviction (from which no appeal may be, or is, timely taken) of a felony or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (v) the officer’s breach of any of his obligations hereunder; (vi) the unauthorized use, misappropriation or disclosure by the officer of any confidential information of the Company or of any confidential information of any other party to whom the officer owes an obligation of nondisclosure as a result of his relationship with the Company; (vii) the willful violation of any final cease and desist or consent order; (viii) a knowing violation by officer of federal and state banking laws or regulations which is likely to have a material adverse effect on the Company, as determined by the Board; (ix) the determination by the Board, in the exercise of its reasonable judgment and in good faith, that officer’s job performance is substantially unsatisfactory and that he has failed to cure such performance within a reasonable period (but in no event more than thirty (30) days) after written notice specifying in reasonable detail the nature of the unsatisfactory performance; (x) officer’s material breach of any of the Company’s written policies; or (xi) the issuance of any order by the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other supervisory agency with jurisdiction over the Company permanently prohibiting the continued service of the officer with the Company. No act or failure to act on the part of the officer shall be considered “willful” unless it is done, or omitted to be done, by the officer in bad faith or without reasonable belief that the officer’s action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or upon the advice of legal counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the officer in good faith and in the best interest of the Company.

The term “Change in Control” is defined as the occurrence of any of the following events: (i) a person, or group of persons acting together, acquires ownership of securities of the Company that, together with such person’s or group’s other securities, constitutes more than 50% of the total fair market value or total voting power of the Company’s securities; (ii) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) ownership of securities of the Company possessing 35% or more of the total voting power of the Company’s securities, (iii) a majority of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or (iv) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) assets from the Company that have a total gross fair market value equal of at least 40% of the total gross fair market value of all of the Company’s assets.

The Employment Agreement contains non-competition and non-solicitation provisions. Specifically, during the term of Mr. Beatty’s employment and thereafter until the longer of (i) his Severance Period and (ii) the date that is 12 months after the date of the Employment Agreement, but in no case longer than 24 months following the termination of employment, Mr. Beatty may not, directly or indirectly, (a) compete with the Company or any of its affiliates in any county of any jurisdiction in which the Company or any of its affiliates maintains a branch or other office, or in any county of any jurisdiction that is contiguous to any such county, (b) solicit any existing Business Relation (as defined in the Employment Agreement) of the Company or any of its affiliates, wherever located, to purchase, sell or otherwise provide competing products and services, (c) accept employment with or act as an independent contractor to any such Business Relation if the employment or service will require the officer to render services that are similar to those provided by the Company or any of its affiliates, (d) employ, engage, or solicit for employment or engagement any person who was an employee or independent contractor of the Company or any of its affiliates during the 24 months preceding Mr. Beatty’s termination of employment, (e) employ, engage or solicit for employment any employee of the Company, whether or not such employee is a full time employee or a temporary employee of the Company and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will, or (f) encourage any person to reduce such person’s business, employment or service with the Company or any affiliate. In addition to the foregoing, the Employment Agreement contains other customary business protection provisions, including an agreement to maintain the confidentiality of the Company’s business information, an agreement to return Company property following termination, and a 12-month non-disparagement agreement.

Except for disputes relating to the enforcement of the non-competition, non-solicitation and other business protection provisions of the Employment Agreement, the parties have agreed that all disputes arising under the Employment Agreements will be settled by binding arbitration.

Benefits Upon Termination of Employment

The following table shows the estimated present value of benefits (as of December 31, 2016) that could be payable to the Named Executive Officers under employment agreements and deferred compensation plans upon a termination of employment. Information is provided only for those Named Executive Officers who are eligible to receive such benefits.

		Payment	Payment Under
		Under	Deferred
		Employment	Compensation
		Agreement	Plans
Name	Reason for Termination	($)	($)
Mr. Beatty	Death or disability	-	74,593
	Change in control	1,237,860	74,593
	Involuntary termination without cause	739,128	74,593
	Termination for any other reason before age 70	-	74,593
	Termination for any other reason after age 70	-	74,593

Accounting and Tax Considerations

To the extent required by law, the Compensation Committee has structured the compensation program to comply with Section 162(m) and Section 409A of the Code. Under Section 162(m), a limitation was placed on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest, and an additional federal income tax of 20% of the benefit includible in income. The Company has no individuals with non-performance based compensation paid in excess of the Section 162(m) tax deduction limit.

The Compensation Committee’s stock option grant policies have been impacted by the implementation of Financial Accounting Standards Board ASC Topic 718 (“ASC 718”). Details related to the adoption of ASC 718 and the impact to the Company’s financial statements are discussed in the Notes to the Consolidated Financial Statements included in the accompanying Annual Report on Form 10-K under the heading “Stock Based Compensation”.

The Compensation Committee has structured the change in control provision of Mr. Beatty’s employment agreements to minimize income tax penalties that could be imposed on the Company and/or Mr. Beatty under Section 280G of the Code. Under Section 280G, an excise tax is imposed on an executive officer who receives payments that are deemed to be contingent on a change in the ownership or effective control of the Company to the extent they exceed 2.99 times the executive’s “annualized includable compensation for the base period” ( i.e. , the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the change in control occurs). In addition, the Company is not entitled to treat such excess as compensation expense for federal income tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “COMPENSATION DISCUSSION AND ANALYSIS”. Based on this review and these discussions, the Compensation Committee recommended to the Board that the section of this Proxy Statement entitled “COMPENSATION DISCUSSION AND ANALYSIS” be included in this Proxy Statement and that it be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

By:	COMPENSATION COMMITTEE John H. Wilson, Chair Christopher F. Spurry David W. Moore Jeffery E. Thompson

Compensation Committee Interlocks and Insider Participation

The Compensation Committee oversees executive compensation matters. John H. Wilson, Chair , Christopher F. Spurry, David W. Moore and Jeffery E. Thompson served on the Compensation Committee during 2016. None of the foregoing persons was, during 2016, an officer or employee of the Company, was formerly an officer of the Company, had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, or had any interlocking relationship contemplated by Item 407(e)(4)(iii) of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the policy of the Company that all permissible transactions between the Company and its executive officers, directors, holders of 5% or more of the shares of its Common Stock and affiliates thereof, contain terms no less favorable to the Company than could have been obtained by it in arm’s-length negotiations with unaffiliated persons and are required to be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

Related Party Transactions

Shore United Bank has banking transactions in the ordinary course of their businesses with their directors and officers and with the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the time for comparable transactions with persons not related to the Company and its subsidiaries. Extensions of credit by Shore United Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval and Ratification of Related Party Transactions

Nasdaq Rule 5630 requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company’s Audit Committee or another “independent body” of the Board. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the outstanding shares of Common Stock to file reports with the SEC disclosing their ownership of Common Stock at the time they become subject to Section 16(a) and changes in such ownership that occur during the year. Based solely on a review of copies of such reports furnished to us, or on written representations that no reports were required, we believe that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2016.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP
AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR
FISCAL YEAR 2016

Shareholders will also be asked to ratify the Audit Committee’s appointment of Dixon Hughes Goodman LLP to audit the books and accounts of the Company for the fiscal year ended December 31, 2017. Effective as of June 1, 2016, the Company’s Audit Committee accepted the resignation of its prior independent registered public accounting firm, Stegman & Company (“Stegman”), and engaged Dixon Hughes Goodman LLP to serve as the Company’s independent registered public accounting firm for the remainder of fiscal 2016. This change in accounting firms was due to Stegman’s announcement that effective June 1, 2016 substantially all of the directors and employees of Stegman joined Dixon Hughes Goodman LLP. Dixon Hughes Goodman, LLP has advised the Company that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Company other than as independent auditors. A representative of Dixon Hughes Goodman, LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Because your vote is advisory, it will not be binding upon the Audit Committee, overrule any decision made by the Audit Committee, or create or imply any additional fiduciary duty by the Audit Committee. The Audit Committee may, however, take into account the outcome of the vote when considering future auditor appointments.

Audit Fees and Services

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Dixon Hughes Goodman LLP and Stegman & Company during fiscal years 2016 and 2015:

Dixon Hughes Goodman LLP	2016
Audit Fees	$192,299
Audit-Related Fees	11,000
Tax Fees	16,539
All Other Fees	26,900
Total	$246,738

Stegman & Company	2016	2015
Audit Fees	$16,791	$205,148
Audit-Related Fees	—	11,542
Tax Fees	—	17,750
All Other Fees	—	—
Total	$16,791	$234,440

Audit Fees incurred in fiscal years 2016 and 2015 include charges for the examination of our consolidated financial statements, quarterly reviews of financial statements, and the attestation of management’s report on internal control over financial reporting. Audit-Related Fees incurred in fiscal year 2016 and 2015 include charges mainly related to the audit of the 401(k) and profit sharing plan and comfort procedures related to the registration statement. Tax Fees incurred in fiscal years 2016 and 2015 include charges primarily related to tax return preparation. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Dixon Hughes Goodman, LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, may be approved prior to the completion of the independent auditor’s audit. All of the 2016 and 2015 services described above were pre-approved by the Audit Committee.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act and the rules promulgated thereunder, our shareholders are entitled to cast an advisory vote to approve the Named Executive Officer’s compensation at least once every three years. This proposal, commonly known as a “Say-on-Pay” vote, gives our shareholders the opportunity to express their views on the Named Executive Officer’s compensation. In a vote held at the 2011 annual meeting of shareholders, our shareholders voted in favor of holding Say-on-Pay votes annually.

Our goal for the executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The section of this Proxy Statement entitled “COMPENSATION DISCUSSION AND ANALYSIS” contains the information required by Item 402 of Regulation S-K and discusses in detail our executive compensation program, the decisions made by the Compensation Committee during 2016, and the compensation that was earned by, awarded to or paid to the Named Executive Officers.

The Board and its Compensation Committee believe that our compensation policies and procedures are reasonable in comparison both to our peer group and to our performance during 2016. The Board and its Compensation Committee also believe that our compensation program strongly aligns executive officers with the interests of shareholders in the long-term value of the Company as well as the components that drive long-term value.

At the Annual Meeting, shareholders will be asked to adopt the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the named executive officers of Shore Bancshares, Inc., as disclosed in its definitive proxy statement for the 2017 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” is hereby approved.

Because this advisory vote relates to, and may impact, our executive compensation policies and practices, the Named Executive Officers have an interest in the outcome of this vote. However, it should be noted that your vote is advisory, so it will not be binding on the Board or its Compensation Committee, overrule any decision made by the Board or its Compensation Committee, or create or imply any additional fiduciary duty by the Board or its Compensation Committee. The Board and its Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION

As discussed in Proposal 3, shareholders are being provided with the opportunity to approve, by advisory vote, the compensation of our Named Executive Officers. The Securities and Exchange Commission rules adopted under the Dodd-Frank Act require that, at least once every six calendar years, the Company provide shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should conduct an advisory Say-on-Pay vote. This Proposal 4 affords shareholders the opportunity to recommend, by advisory vote, the frequency with which future Say-on-Pay votes should be submitted to shareholders for consideration. Shareholders will be given the choice to recommend that future Say-on-Pay votes be submitted for consideration every year, every two years, or every three years. In a vote held at the 2011 annual meeting of shareholders, our shareholders voted in favor of holding Say-on-Pay votes annually.

The Board and its Compensation Committee continue to believe that shareholders should have the opportunity to express their views on our compensation program and policies for our Named Executive Officers on an annual basis. The Board of Directors believes that a Say-on-Pay vote occurring every year allows our shareholders to provide timely input regarding the compensation of the Company’s Named Executive Offices and is consistent with the Company’s efforts to engage in an ongoing dialogue with shareholders on executive compensation and corporate governance matters. The Board and its Compensation Committee, which administers the executive compensation program, value the opinions expressed by the shareholders pursuant to the Say-on-Pay votes and will consider the outcome of those votes in making its annual decisions on executive compensation.

Because your vote on this Proposal 4 is advisory, it will not be binding on the Board of Directors, overrule any decision made by the Board or its Compensation Committee, or create or imply any additional fiduciary duty by the Board or its Compensation Committee. The Board may, however, take into account the outcome of the vote on this Proposal 4 when considering its policy on the frequency Say-on-Pay votes.

The Board recommends that shareholders vote to hold future Say-on-Pay votes ANNUALLY.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has (i) reviewed and discussed our consolidated audited financial statements for fiscal year ended December 31, 2016 with our management; (ii) discussed with Dixon Hughes Goodman, LLP, our independent registered public accounting firm, all matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards , Vol. 1, AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Dixon Hughes Goodman, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Dixon Hughes Goodman, LLP’s communications with the Audit Committee concerning independence, and discussed with Dixon Hughes Goodman, LLP its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board that our consolidated audited financial statements for the year ended December 31, 2016 be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

AUDIT COMMITTEE

By:	James A. Judge, Chair Blenda W. Armistead David A. Fike Frank E. Mason, III R. Michael Clemmer, Jr.

ANNUAL REPORT TO SHAREHOLDERS

Our 2016 Annual Report has been made available to shareholders and is posted on our website at www.shorebancshares.com under the “Governance Documents” link. Additional copies of the 2016 Annual Report may be obtained without charge upon written request to W. David Morse, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601.

The 2016 Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Any shareholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the shareholders at the 2018 annual meeting of shareholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than November 16, 2017 (120 days before the date of mailing based on this year’s Proxy Statement date), and must meet all other requirements for inclusion in the proxy statement. As provided in the Bylaws, if a shareholder intends to present a proposal for business to be considered at the 2018 annual meeting of shareholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at our principal executive offices no earlier than January 26, 2018 and no later than February 25, 2018 (not more than 90 days nor less than 60 days before the first anniversary of the prior year’s annual meeting). Additional time constraints are applicable where the date of the Annual Meeting is changed. Proposals received by the Company outside of these timelines will be considered untimely. If a shareholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER BUSINESS

As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the Annual Meeting requiring action of the shareholders. However, if any other matters requiring the vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the Annual Meeting for any reason.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks and other nominees) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of the Proxy Statement, the Annual Report and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Under applicable law, if you consented or were deemed to have consented, your broker, bank or other intermediary may send only one copy of the Proxy Statement, the 2016 Annual Report, and other proxy materials to your address for all residents that own shares of Company Common Stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other intermediary. If you are receiving multiple copies of the Proxy Statement, the 2016 Annual Report, and other proxy materials, you may be able to request house holding by contacting your broker, bank or other intermediary. Upon written or oral request, we will promptly deliver a separate set of the Proxy Statement, the 2016 Annual Report or other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. If you wish to request copies free of charge of the Proxy Statement, the 2016 Annual Report or other proxy materials, please send your request to W. David Morse, Secretary, at Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or call the Company with your request at (410) 763-7800.

By Order of the Board of Directors,

Christopher F. Spurry
Chairman of the Board
March 16, 2017

APPENDIX A – FORM OF PROXY

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E22083-P85136

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SHORE BANCSHARES, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors:

Nominees:			**For**	**Against**	**Abstain**
1a.	Blenda W. Armistead	Class II (term expires 2020)	☐	☐	☐
1b.	David W. Moore	Class II (term expires 2020)	☐	☐	☐
1c.	David A. Fike	Class II (term expires 2020)	☐	☐	☐
1d.	Clyde V. Kelly, III	Class II (term expires 2020)	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2.	Ratify the appointment of Dixon Hughes Goodman, LLP as the independent registered public accounting firm for 2017.	☐	☐	☐
3.	Adopt a non-binding advisory resolution approving the compensation of the named executive officers.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

The Board of Directors recommends you vote FOR "1 Year" on proposal 4.

		3 Years	**2 Years**	**1 Year**	**Abstain**
4.	Advisory vote on the frequency of the non-binding resolution to approve the compensation of the named executive officers.	☐	☐	☐	☐

NOTE: Proxies have discretionary authority to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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